As filed with the Securities and Exchange Commission on February 12, 1999.
                                                  Registration No. 333-________
                                                  Registration No. 333-_____-01
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    ---------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------

              BANKATLANTIC BANCORP, INC.                                         BBC CAPITAL TRUST I
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)         (EXACT NAME OF CO-REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            FLORIDA                                                       DELAWARE
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION) (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                          65-0507804                                                     65-0835533
            (I.R.S. EMPLOYER IDENTIFICATION NUMBER)                        (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                           1750 East Sunrise Boulevard
                         Fort Lauderdale, Florida 33304
                            Telephone (954) 760-5000
                           --------------------------
                   (Address, including Zip Code, and telephone
                number, including area code, of registrant's and
                  co-registrant's principal executive offices)

                                  ALAN B. LEVAN
                           BANKATLANTIC BANCORP, INC.
                           1750 EAST SUNRISE BOULEVARD
                         FORT LAUDERDALE, FLORIDA 33304
                            TELEPHONE (954) 760-5000
                                 --------------
                     (Name, address, including Zip Code, and
           telephone number, including area code, of registrant's and co-registrant's agent for service)

                  Please send copies of all communications to:

                             ALISON W. MILLER, ESQ.
                             MICHAEL I. KEYES, ESQ.
                         STEARNS WEAVER MILLER WEISSLER
                           ALHADEFF & SITTERSON, P.A.
                       150 WEST FLAGLER STREET, SUITE 2400
                              MIAMI, FLORIDA 33130

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective, as determined in light of market and other conditions.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering [ ].

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].

                                          CALCULATION OF REGISTRATION FEE
============================================================================================================================
        TITLE OF EACH CLASS                                                           PROPOSED MAXI-             AMOUNT OF
        OF SECURITIES TO BE             AMOUNT TO BE         PROPOSED MAXIMUM          MUM AGGREGATE           REGISTRATION
            REGISTERED                   REGISTERED      OFFERING PRICE PER UNIT(1)  OFFERING PRICE(1)             FEE(1)
----------------------------------------------------------------------------------------------------------------------------
9% Subordinated Debentures Due 2005     $21,000,000                ---                      ---                     ---
----------------------------------------------------------------------------------------------------------------------------
9 1/2% Cumulative Trust Preferred
  Securities of BBC Capital Trust I   2,990,000 shares             ---                      ---                     ---
----------------------------------------------------------------------------------------------------------------------------
9 1/2% Junior Subordinated Debentures
  of BankAtlantic Bancorp, Inc.(2)           (2)                    ---                     ---                     ---
----------------------------------------------------------------------------------------------------------------------------
Guarantee of BankAtlantic Bancorp,
  Inc. of certain obligations under
  the Preferred Securities(3)                (3)                    ---                     ---                     ---
============================================================================================================================

(1) This Registration Statement pertains to offers and sales of previously registered securities of the Registrants related to market-making transactions by and through Ryan, Beck & Co., Inc., an affiliate of the Registrants. Because registration fees with respect to these securities were paid previously in connection with the registration of these securities to the public, the amount of the registration fee payable with respect to this Registration Statement is $0.

(2) The Junior Subordinated Debentures were purchased by BBC Capital Trust I with the proceeds of the sale of the Trust Preferred Securities. Such securities may later be distributed for no additional consideration to the holders of the Trust Preferred Securities of BBC Capital Trust I upon its dissolution and the distribution of its assets and no separate registration fee is payable hereunder.

(3) No separate consideration has been or will be received for the Guarantee and no separate registration fee is payable for the Guarantee.
                              --------------------
         THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS                        SUBJECT TO COMPLETION DATED FEBRUARY 12, 1999

                                   $21,000,000

                       9% SUBORDINATED DEBENTURES DUE 2005

                           BANKATLANTIC BANCORP, INC.

                                       AND

                         2,990,000 PREFERRED SECURITIES

                               BBC CAPITAL TRUST I

                  9 1/2% CUMULATIVE TRUST PREFERRED SECURITIeS
                 (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                       GUARANTEED, AS DESCRIBED HEREIN, BY
                           BANKATLANTIC BANCORP, INC.

                                   ----------

BANKATLANTIC BANCORP SUBORDINATED DEBENTURES:
/bullet/ were offered and sold to the public by BankAtlantic Bancorp.
/bullet/ will mature on October 1, 2005 and accrue interest at the rate of 9%
         per annum.
/bullet/ are unsecured general obligations of BankAtlantic Bancorp subordinate in right of payment to more senior debt.
/bullet/ are not listed on any securities exchange and are not included for quotation on any quotation system.

THE TRUST:
/bullet/ sold its preferred securities (representing undivided beneficial interests in the trust) to the public.
/bullet/ sold its common securities to BankAtlantic Bancorp.
/bullet/ used the proceeds from these sales to buy an equal amount of 9 1/2%
         junior subordinated debentures of BankAtlantic Bancorp.
/bullet/ distributes cash payments it receives on the junior subordinated debentures to the holders of the preferred securities and the common securities.

THE TRUST PREFERRED SECURITIES:
/bullet/ have no stated maturity but must be redeemed at the time that the junior subordinated debentures are repaid.
/bullet/ are listed on the Nasdaq Stock Market's National Market under the symbol "BANCP".

BANKATLANTIC BANCORP, INC.:
/bullet/ pays principal and interest on its junior subordinated debentures, subject to payment on its more senior debt.
/bullet/ may choose to distribute the junior subordinated debentures pro rata to the holders of the preferred securities and the common securities. /bullet/ fully and unconditionally guarantees on a subordinated basis the
         Trust's payment on the preferred securities based on several obligations described in this Prospectus.

         This Prospectus has been prepared in connection with the trust preferred securities and 9% subordinated debentures and will be used by Ryan, Beck & Co., Inc., an affiliate of BankAtlantic Bancorp, in connection with offers and sales related to market making transactions in these securities. Ryan Beck may act as principal or agent in these transactions. Sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 6 IN THIS PROSPECTUS.

PLEASE NOTE THAT THESE SECURITIES:
/bullet/ are not bank accounts or deposit accounts.
/bullet/ are not federally insured by the Federal Deposit Insurance Corporation. /bullet/ are not insured by any other state or federal agency.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is February   , 1999

                                   ----------

                                TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
Prospectus Summary.......................................................  1
Risk Factors.............................................................  6
Plan of Distribution..................................................... 19
Description of the Debentures............................................ 20
Description of the Preferred Securities.................................. 25
Description of the Junior Subordinated Debentures........................ 34
Description of the Guarantee............................................. 42
Relationship Among the Preferred Securities, the Junior Subordinated
     Debentures and the Guarantee........................................ 44
Certain Federal Income Tax Consequences.................................. 46
ERISA Considerations..................................................... 49
Legal Matters............................................................ 49
Experts.................................................................. 50
Incorporation of Certain Documents by Reference.......................... 50
Available Information.................................................... 50

                                     SUMMARY

         This summary highlights selected information to assist you in getting an initial overview of BankAtlantic Bancorp, BBC Capital Trust I and the securities covered by this Prospectus, but it does not contain all the information that you need to consider in making your investment decision. To understand all the terms of these securities read the entire Prospectus carefully.

THE COMPANY

         BankAtlantic Bancorp, Inc., which is referred to in this Prospectus as the "Company," is a unitary savings bank holding company organized in April 1994 under the laws of the State of Florida for the purpose of becoming the holding company of BankAtlantic, A Federal Savings Bank ("BankAtlantic"). The Company owns all of the outstanding capital stock of BankAtlantic. At September 30, 1998, the Company had consolidated total assets of approximately $3.7 billion and total stockholders' equity of approximately $247 million. BFC Financial Corporation ("BFC"), which is controlled by the Chairman and Vice Chairman of the Company, is a unitary savings bank holding company which at September 30, 1998 owned approximately 25% of the issued and outstanding Class A Common Stock of the Company (the "Class A Common Stock") and approximately 47% of the issued and outstanding Class B Common Stock of the Company (the "Class B Common Stock"). BFC's principal business activity is its ownership of the Company's stock. BFC also holds investments in real estate and mortgage notes. The Company's principal executive offices are located at 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304. Its telephone number is (954) 760-5000.

         BankAtlantic is a federally-chartered, federally-insured savings bank organized in 1952 which provides traditional retail banking services and a full range of commercial banking products and related financial services. The principal business of BankAtlantic is attracting checking and savings deposits from the public and general business customers and using these deposits to originate commercial real estate and business loans, residential real estate loans and consumer loans, to purchase wholesale residential loans from third parties and to make other permitted investments including investments in mortgage-backed securities, tax certificates and other investment securities. BankAtlantic currently operates through 70 branch offices located primarily in Miami-Dade, Broward and Palm Beach Counties in South Florida. BankAtlantic is regulated and examined by the Office of Thrift Supervision (the "OTS") and the Federal Deposit Insurance Corporation (the "FDIC") and its deposit accounts are insured up to applicable limits by the FDIC.

         The Company's primary activities relate to its ownership of BankAtlantic's capital stock. However, during 1998, the Company acquired Ryan, Beck & Co., Inc. ("Ryan Beck"), an investment banking firm that underwrites, distributes and trades tax-exempt securities and provides capital raising and advisory services to the financial services industry. Ryan Beck intends to effect market making transactions involving the Company's subordinated debentures (the "Debentures") and preferred securities. The Company also engages in real estate development and investment activities through St. Lucie West Holding Corp., the developer of a master planned residential, commercial and industrial community in St. Lucie County, Florida, and through several minority interest investments in real estate development projects in South Florida. However, the Board of Directors of the Company has announced that it is considering the spin-off of the Company's real estate and development business through a distribution to the Company's shareholders of the capital stock of BankAtlantic Development Corp., a wholly-owned subsidiary of BankAtlantic. The spin-off is subject to a number of conditions including the receipt of board approval and regulatory approvals. See "-Recent Developments".

THE TRUST

         The Company created BBC Capital Trust I, a Delaware business trust ("BBC Capital"), pursuant to (i) a trust agreement, dated as of March 21, 1997, executed by the Company, as depositor, and Wilmington Trust Company, as Property Trustee (the "Property Trustee") and as Delaware Trustee (the "Delaware Trustee"), and certain administrative trustees (the "Administrative Trustees" and collectively with the Property Trustee and Delaware Trustee, the "Trustees"), and (ii) a certificate of trust filed with the Secretary of State of the State of Delaware on March 21, 1997. The Company and the Trustees executed an amended and restated trust agreement for BBC Capital (as so amended and restated, the "Trust Agreement"), which set forth the terms of BBC Capital's 9 1/2% cumulative trust preferred securities (the "Preferred Securities") and common trust securities (the "Common Securities" and, together with the Preferred Securities will be referred to herein as the "Trust Securities").

         BBC Capital's activities are limited solely to:

         /bullet/ issuing the Preferred Securities and the Common Securities; /bullet/ using the proceeds from the sale of the Preferred Securities and the Common Securities to purchase the Company's 9 1/2% junior subordinated debentures due 2027 (the "Junior Subordinated Debentures");
         /bullet/ maintaining its status as a grantor trust for federal income tax purposes; and
         /bullet/ engaging in other activities that are necessary or incidental to these purposes.

         The Company purchased all of the Common Securities. The Common Securities represent an aggregate liquidation amount of approximately $2,311,875 which equals approximately 3% of BBC Capital's total capitalization of $77,061,875. The Preferred Securities represent the remainder 97% of BBC Capital's total capitalization. The Common Securities have terms substantially identical to, and rank equal in priority of payment with, the Preferred Securities. However, if the Company defaults on the Junior Subordinated Debentures, then cash distributions and liquidation, redemption and other amounts payable on the Common Securities will be subordinate to the Preferred Securities in priority of payment. See "Description of the Preferred Securities-Subordination of Common Securities." The assets of BBC Capital consist solely of the Junior Subordinated Debentures; thus, payments under the Junior Subordinated Debentures are the sole revenue of BBC Capital.

         BBC Capital has a term of 31 years, but may terminate earlier as provided in the Trust Agreement.

         The principal executive offices of BBC Capital are located at 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304. Its telephone number is (954) 760-5000.

THE SECURITIES

         You can find a description of the securities offered by this Prospectus beginning on page 20.

RISK FACTORS

         Before you make an investment decision, you should consider all of the information contained in this Prospectus. In particular, you should evaluate the factors discussed under "Risk Factors," including:

         /bullet/ the potential adverse impact on BankAtlantic's profitability of changes in interest rates;
         /bullet/ BankAtlantic's recent rapid growth and increased operating expenses and its announced restructuring which may not prove to be successful;
         /bullet/ BankAtlantic's loan portfolio is subject to both interest rate and credit risk;
         /bullet/ regulatory limitations on the Company's and BankAtlantic's ability to pay dividends;
         /bullet/ the highly competitive nature of the Company's and
                  BankAtlantic's businesses; and
         /bullet/ sources of payment to holders of the Company's securities.

RECENT DEVELOPMENTS

   OPERATING RESULTS

         The Company reported a loss for the year ended December 31, 1998 of $(8.0) million, or $(.22) fully diluted loss per share, for its Class A Common Stock and its Class B Common Stock, compared to December 31, 1997 income of $27.8 million, or fully diluted income per share of $.78 for its Class A Common Stock and $.77 for its Class B Common Stock.

         The results for the year ended December 31, 1998 are comprised of income from continuing operations of $10.2 million, or fully diluted earnings per share of $.29 for the Class A Common Stock and $.26 for the Class B Common Stock, and a loss from discontinued operations of $(18.2) million, or a fully diluted loss per share from discontinued operations of $(.51) for the Class A Common Stock and $(.48) for the Class B Common Stock. As discussed below, the Company is exiting the mortgage servicing business and accordingly the results of this line of business are characterized as discontinued operations. Comparable amounts for the year ended December 31, 1997 were income from continuing operations of $23.7 million, or fully diluted earnings per share of $.67 for the Class A Common Stock and the Class B Common Stock, and income from discontinued operations of $4.1 million, or fully diluted earnings per share of $.11 for the Class A Common Stock and $.10 for the Class B Common Stock.

         For the quarter ended December 31, 1998, the Company reported a net loss of $(10.1) million compared to net income of $8.2 million for the same period in 1997. The Company reported a loss from continuing operations for the fourth quarter of 1998 of $(4.3) million compared to income from continuing operations of $7.8 million for the fourth quarter of 1997. Loss from discontinued operations for the fourth quarter of 1998 was $(5.8) million compared to income from discontinued operations of $393,000 for the same period in 1997.

         Contributing to the loss from continuing operations for the fourth quarter of 1998 were restructuring charges and write-downs of $2.6 million and an increase in the provision for loan losses from $2.4 million for the fourth quarter of 1997 to $12.0 million for the fourth quarter of 1998. These charges were partially offset by a $3.1 million gain relating to the freezing of benefits under the Company's defined benefit pension plan. The provision for loan losses was increased as a result of additional risks associated with the Company's indirect consumer lending portfolio, the Company's recent growth in small business lending, and credit risks arising as the Company's borrowers face Year 2000 issues.

         The Company's stockholders' equity was $240 million at December 31, 1998, compared to $207 million at December 31, 1997. Total assets of the Company increased to $3.8 billion at December 31, 1998, compared to $3.1 billion at December 31, 1997.

   RESTRUCTURING INITIATIVES

         Included in the fourth quarter and year end 1998 results are the impact of various restructuring initiatives announced by the Company on December 15, 1998 as part of a year long efficiency study aimed at streamlining operations, improving efficiencies and increasing non-interest income. A summary of the announced restructuring initiatives and the related restructuring charges are summarized below:

         /bullet/ the Company reduced its full time employees by approximately
                  185. Approximately 100 of these individuals were no longer employed by the Company at December 31, 1998, and it is anticipated that approximately 15 employees, related to the closing of three branches, will be released by the end of the first quarter of 1999. The remaining 70 employees are associated with the mortgage servicing business and are expected to remain with the Company through the second quarter of 1999. Severance and benefits associated with the downsizing is estimated to be approximately $1.9 million and is included in 1998 charges. Total annual compensation and benefits related to employees impacted by the restructuring were approximately $4.6 million for continued operations and approximately $2.0 million for discontinued operations.

         /bullet/ the Company will exit the mortgage servicing business. While this business has been a strong performer for the Company over the years, the current volatility in financial markets has made earnings unpredictable. During the third quarter of 1998, the Company established a $15 million valuation allowance for impairment of mortgage servicing rights ("MSRs"). The estimated loss in exiting this line of business is $10 million and is included in the loss from discontinued operations. The Company anticipates that disposition of this business will take approximately six months. At December 31, 1998, the number of loans being serviced was approximately 36,000, with outstanding principal balances serviced of approximately $3.5 billion and net MSRs of $44 million.

         /bullet/ the Company is considering a spin-off to all shareholders as a dividend of 100% of the capital stock of BankAtlantic Development Corporation ("BDC"), a 100% owned service corporation subsidiary of BankAtlantic. Included in this subsidiary is the St. Lucie West master planned community as well as five joint ventures. There is currently approximately $43 million in capital in this subsidiary. While BankAtlantic's regulatory capital would not be impacted by the spin-off because all capital in BDC is already excluded from the calculation of regulatory capital, the spin-off will decrease the Company's assets. The spin-off is subject to a number of conditions, including the prior receipt of regulatory approvals.

         /bullet/ the Company announced that it will discontinue new production in the indirect automobile consumer loan business. At December 31, 1998, the indirect portfolio totaled $220 million and will be liquidated over time through portfolio run-off.

         /bullet/ the Company will close and merge three branches.

         /bullet/ the Company announced that it will freeze the present status of its defined benefit pension plan and is exploring alternative employee benefit programs, including enhanced 401(k) benefits.

         /bullet/ the Company closed its mortgage banking operations on Florida's West Coast. The Company will continue to offer residential loans throughout Florida with centralized processing and underwriting of these loans.

There is no assurance that the restructuring will result in improved efficiencies or increased income. Additionally, while management of the Company does not anticipate that the Company's results will be further impacted from discontinued operations, actual results will depend on future market conditions.

RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the Company's ratio of earnings to fixed charges for the nine months ended September 30, 1998 and for the fiscal years ended December 31, 1997, 1996, 1995, 1994 and 1993. Earnings represent income from continuing operations before taxes, interest expense and non-cumulative preferred stock dividends. Fixed charges represent all interest expense (ratios are presented both excluding and including interest on deposits) and the portion of rental expense considered to be representative of interest. Interest expense (other than on deposits) includes interest on long-term obligations, borrowings from the Federal Home Loan Bank ("FHLB") of Atlanta, securities sold under agreements to repurchase and other funds borrowed.

                                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                              FOR THE NINE MONTHS                --------------------------------
                                           ENDED SEPTEMBER 30, 1998       1997       1996      1995       1994      1993
                                           ------------------------       ----       ----      ----       ----      ----
Excluding interest on deposits.........              1.37                 1.80       2.26      2.22       3.33      6.09

Including interest on deposits.........              1.21                 1.33       1.37      1.37       1.59      1.65

Information about losses at the Company for the year ended December 31, 1998 can be found in this summary under the caption "Recent Developments."

                                  RISK FACTORS

         An investment in the Debentures or the Preferred Securities involves a high degree of risk. You should carefully consider, together with the other information contained in this Prospectus, the following factors in evaluating the Company and its business and BBC Capital before purchasing the Debentures or the Preferred Securities.

         Some of the statements contained in this Prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The words "anticipate", "believe", "estimate", "may", "intend", "expect" and similar expressions identify certain of these forward-looking statements. Actual results could differ materially from those suggested by these forward-looking statements. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, including:

         /bullet/ economic factors (both generally and particularly in areas where the Company or its subsidiaries, including BankAtlantic, operate or hold assets),
         /bullet/ interest rate and credit risk associated with BankAtlantic's loan portfolio,
         /bullet/ the potential adverse impact on BankAtlantic's operations and profitability of changes in interest rates and future legislation,
         /bullet/ BankAtlantic's recent rapid growth and increased operating expenses and its announced restructuring which may not prove to be successful,
         /bullet/ regulatory limitations on the Company's and BankAtlantic's ability to pay dividends, and
         /bullet/ the highly competitive nature of the Company's and BankAtlantic's businesses.

Many of these factors are beyond the Company's control and beyond the control of BankAtlantic.

RISKS ASSOCIATED WITH THE COMPANY

POTENTIAL IMPACT OF CHANGES IN INTEREST RATES

         The majority of the Company's assets and liabilities are monetary in nature and subject the Company to significant risk from changes in interest rates. Changes in interest rates can impact the Company's net interest income as well as the valuation of its assets and liabilities.

         INTEREST RATE SENSITIVITY GAP

         BankAtlantic's profitability is dependent to a large extent on its net interest income, which is the difference between its interest income on its interest-earning assets (such as loans) and its interest expense on its interest-bearing liabilities (such as deposits). Like most financial institutions, changes in general interest rate levels and other economic factors affect BankAtlantic's profitability. If there is a mismatch between the dollar amount of repricing or maturing assets (such as loans) and liabilities (such as time deposits), a financial institution is said to have an "interest rate sensitivity gap." A financial institution's interest rate risk arises from an interest rate sensitivity gap. Financial institutions measure this interest rate risk in terms of the ratio of the interest rate sensitivity gap to the institution's total assets. If more assets reprice or mature over a given time frame than liabilities, the financial institution is considered "asset-sensitive." This risk is reflected as a positive gap. Conversely, if more liabilities reprice or mature over a given time frame than assets, the financial institution will be considered "liability-sensitive." This risk is reflected as a negative gap.

         An asset-sensitive position (i.e., a positive gap) will generally enhance earnings in a rising interest rate environment (because more interest-earning assets will be repriced or replaced at higher interest rates than interest-paying liabilities). In a falling interest environment an asset-sensitive position will generally negatively impact earnings (since more interest-earning assets will be repriced or replaced at lower interest rates than interest-bearing liabilities). Conversely, a liability-sensitive position (i.e., a negative gap) will generally enhance earnings in a falling interest rate environment (more interest-bearing liabilities are replaced or repriced at lower rates than interest-earning assets) and negatively impact earnings in a rising interest rate environment (more interest-bearing liabilities will be replaced or repriced at higher rates than interest-earning assets).

           At September 30, 1998, BankAtlantic had a one year negative cumulative gap of 2.80%. This negative one year gap position may, as noted above, have a negative impact on BankAtlantic's earnings in a rising interest rate environment. However, it is important to note that the Company makes a number of assumptions to calculate its interest rate sensitivity gap. These assumptions relate to interest rates, loan prepayment rates and deposit decay rates and the assumptions may not prove to be correct. Accordingly, the Company's interest rate sensitivity gap may not accurately reflect the impact of changes in interest rates on the Company's profitability. In addition, management of BankAtlantic may take reactive measures in response to changes in interest rates that may not be reflected in the calculation of its interest rate sensitivity gap. While BankAtlantic has attempted to structure its asset and liability management strategies to mitigate the impact on net interest income of changes in market interest rates, there is no assurance that these strategies will be successful.

         ADVERSE IMPACT OF ACCELERATED PREPAYMENTS ON NET INTEREST INCOME

         Generally, as interest rates fall, loan prepayments accelerate. Owing in part to current historically low interest rates, BankAtlantic experienced a high volume of loan prepayments in its mortgage portfolio and in its servicing portfolio during the nine months ended September 30, 1998. Those prepayments adversely affected its earnings during this period, especially during the three months ended September 30, 1998. Loan servicing and other loan fee income declined by $3.9 million as a result of increased mortgage prepayments during the nine-month period, including the amortization of premiums associated with MSRs relating to the prepaid loans. BankAtlantic amortized the MSRs because the prepayment of the associated loans terminated the servicing associated with them. The yields earned with respect to the portion of BankAtlantic's mortgage portfolio which were prepaid were greater than alternative short term investments in which BankAtlantic reinvested such funds, also adversely impacted earnings for the nine-month period. Significant loan prepayments in BankAtlantic's mortgage portfolio and MSR portfolio in the future could have a similar adverse effect on earnings. Prepayments of the underlying loans also have an adverse effect on BankAtlantic's ability to sell MSRs at a profit. At September 30, 1998, BankAtlantic serviced approximately 31,000 loans with outstanding principal balances serviced of $3.0 billion and net MSRs of $51.7 million.

         ADVERSE IMPACT OF ACCELERATED PREPAYMENTS ON VALUATION OF FINANCIAL INSTRUMENTS

         Changes in general interest rate levels also affect the valuation of the Company's assets and liabilities, including MSRs, that are interest rate sensitive. The Company may be required under generally accepted accounting principles to establish a valuation allowance to reflect a decline in the market value of its assets as a result of changes in interest rates. For the three months ended September 30, 1998, BankAtlantic established a valuation allowance of $15 million to reflect the decline in the market value of its MSRs primarily as a result of historically low interest rate levels and the anticipated acceleration of prepayments of the loans associated with the MSRs. While the Company intends to exit the mortgage servicing business, the Company's results of operations would be adversely affected in future periods if changes in interest rates adversely impacts the market value of its assets and liabilities. See "Summary-Recent Developments".

RECENT RAPID GROWTH AND INCREASED OPERATING EXPENSES

         During the last three years, the Company and BankAtlantic have grown rapidly and significantly. Total assets of the Company have increased from $1.75 billion at December 31, 1995 to $2.6 billion at December 31, 1996, to $3.1 billion at December 31, 1997 and to approximately $3.7 billion at September 30, 1998. The Company also experienced a significant level of loan growth. The Company's loan portfolio increased from $828.6 million at

December 31, 1995, to $2.5 billion at September 30, 1998. Part of such growth reflects the Company's acquisition of Bank of North America ("BNA"), a commercial bank located in South Florida.

         The Company has recently initiated several new business units, hired additional personnel and taken steps to enhance and expand its operational and management information systems. These steps are intended to support and manage its expanded operations and to provide management resources to support further expansion and growth.

         The Company has attempted to monitor its rapid growth, the adequacy of management and the resources available to support continued growth. However, there is no assurance that the Company will be successful in managing all aspects of its growth. The growth and expansion of operations through both mergers and acquisitions and internal growth has resulted in a significant increase in assets, loans and deposits, as well as increases in non-interest expenses. Employee compensation and benefits increased 21.13% from $33.2 million to $40.2 million for 1996 compared to 1997. During the same period, its occupancy and equipment costs also increased 37.1% from $13.6 million to $18.7 million. Employee compensation and benefits costs increased 43.6% from $28.8 million during the nine months ended September 30, 1997 to $41.5 million during the nine months ended September 30, 1998. Employee compensation and benefits costs at BankAtlantic alone (which excludes Ryan Beck and real estate operations) increased 22.7% from $28.8 million during the nine months ended September 30, 1997 to $35.4 million during the nine months ended September 30, 1998. Likewise, occupancy and equipment costs increased 18.7% from $13.8 million during the nine months ended September 30, 1997 to $16.4 million during the nine months ended September 30, 1998. These increased expenses were primarily attributable to:

         /bullet/ the BNA and Ryan Beck acquisitions,
         /bullet/ the opening of new branch offices, including 10 new branches since January, 1998, and the growth in the ATM network during 1998
         /bullet/ the start-up by BankAtlantic of new business units, including small business lending, trade finance, direct consumer lending, sales management, electronic banking, cash management and capital markets, and
         /bullet/ the conversion of a substantial portion of BankAtlantic's data processing functions in October of 1996 to an outside service bureau.

Expenses associated with past growth have had, and expenses associated with additional future growth will likely have, an adverse impact on earnings.

         On December 15, 1998, the Company announced various restructuring initiatives with a view to streamlining the Company's operations and improving efficiencies. See "Summary - Recent Developments". However, there is no assurance that the Company will be successful in its efforts.

CONSUMER LOAN PORTFOLIO - INDIRECT AUTOMOBILE LENDING

         During the past several years, BankAtlantic has experienced significant growth in its consumer loan portfolio, partially as a result of its acquisition of financial institutions which had originated consumer loans in prior years. Consumer loans (excluding second mortgages) increased to $259 million at September 30, 1998 from $48.8 million at December 31, 1994. A significant amount of these loans were indirect automobile loans (loans which BankAtlantic funds through automobile dealers rather than funding directly to its retail customers). At September 30, 1998, $216 million of BankAtlantic's consumer loan portfolio consisted of indirect loans, primarily automobile loans.

         Consumer loans, especially indirect automobile loans, generally present more credit risk than other types of loans such as home equity or residential real estate loans. Because these loans present a greater risk, they also generally result in a higher level of charge-offs (amounts written off as uncollected) than those of other loans. During the year ended December 31, 1997 and the nine months ended September 30, 1998, consumer loan net charge-offs were $8.4 million and $6.0 million, respectively, of which $6.6 million and $5.3 million, respectively, were attributable to indirect automobile loans. On December 15, 1998, the Company announced that BankAtlantic has discontinued the production of new indirect automobile consumer loans because available interest rate spreads and credit quality are not consistent with its long term goals. See "Summary-Recent Developments." However, BankAtlantic may re-enter this market in the future and may suffer additional losses in its current consumer loan portfolio.

LOAN PORTFOLIO CONSIDERATIONS

         Loans receivable, net at BankAtlantic (the amount payable to BankAtlantic on the loans it originates less its reserve for nonpaying loans) increased by approximately $1.7 billion or 207% at September 30, 1998 from December 31, 1995. Balances for all loan categories increased in 1996, 1997 and in the first three quarters of 1998 due to approximately $395.0 million of loans acquired in connection with the acquisition of BNA and approximately $465.9 million, $524.5 million and $1.1 billion of wholesale residential loan purchases during 1996, 1997 and the nine months ended September 30, 1998, respectively.

         BankAtlantic's commercial real estate and construction and development loans increased by approximately $247.2 million or 52.3% at September 30, 1998 from December 31, 1995. The real estate underlying many of those commercial real estate and construction and development loans is concentrated in Broward, Miami-Dade and Palm Beach Counties, Florida and may be in the early stages of development. BankAtlantic's competitors over the last several years have also increased their funding availability for commercial real estate projects. These increases could result in over-building and a decline in real estate values. A decline in the real estate market, or in economic conditions in general, in Broward, Miami-Dade and Palm Beach counties could have a material adverse effect on BankAtlantic's financial condition and results of operations.

         The real estate securing the wholesale residential loans purchased by BankAtlantic is generally located outside BankAtlantic's primary market area. These loans are subject to risks associated with the economy where the collateral is located and additional risks regarding collection.

BROAD ACQUISITION AUTHORITY

         Under applicable law, the Company generally has broad authority to engage in various types of business activities, including investments in real estate, real estate development and real estate related businesses. The Company has historically made acquisitions and investments as a means of diversifying its sources of non-interest income and to increase non-interest revenues. BankAtlantic and the Company have made, among others, the following acquisitions and investments:

         /bullet/ REAL ESTATE - BankAtlantic acquired St. Lucie West Holding
                  Corp. ("SLWHC") in October 1997 for approximately $20 million. SLWHC is the developer of St. Lucie West, a master planned residential, commercial and industrial community located in St. Lucie County, Florida. In addition, BankAtlantic and the Company have made minority investments in real estate development projects located in South Florida.

         /bullet/ EQUIPMENT LEASING - On March 20, 1998 the Company acquired
                  Leasing Technology, Inc. ("LTI"), an equipment leasing and finance company located in South Florida, in a stock for stock exchange valued at approximately $6.2 million. The Company contributed the capital stock of LTI to BankAtlantic shortly after the acquisition and LTI is now operated as a subsidiary of BankAtlantic.

         /bullet/ INVESTMENT BANKING AND BROKERAGE SERVICES - On June 30, 1998, the Company acquired Ryan Beck, in a stock for stock exchange valued at approximately $38 million. Ryan Beck is operated as an independent, autonomous subsidiary of the Company under the direction of its current management.

         These acquisitions of and investments in businesses not engaged in traditional banking activities subject the Company to the risks inherent in the businesses of the acquired companies.

REAL ESTATE DEVELOPMENT ACTIVITIES

         The Company currently engages in real estate development and investment activities, both through SLWHC and through BankAtlantic's minority interests in real estate development projects. The real estate industry is highly cyclical by nature and future market conditions are uncertain. Accordingly, investments in real estate activities are highly speculative and represent a high degree of risk. Factors which adversely affect the real estate and home building industries include:

         /bullet/ decreases in employment levels,
         /bullet/ the availability and cost of financing, /bullet/ decreases in demand,
         /bullet/ unfavorable interest rates,
         /bullet/ over-building,
         /bullet/ a slow down in home sales and construction, /bullet/ a surplus of available real estate and related projects, and /bullet/ the significant volatility and fluctuations in underlying real estate values.

         In addition, SLWHC, the developer of St. Lucie West, incurred operating expenses of approximately $3.7 million for the nine months ended September 30, 1998. Periodic sales of properties in St. Lucie West may be insufficient to ensure profitability of SLWHC. Further, if sales are not adequate to cover operating expenses, SLWHC or BDC will be required to seek a source of additional operating funds.

         While the Company has announced that it is considering a spin-off of its real estate activities in BDC to its shareholders, there is no assurance that the spin-off will be effected. See "Summary-Recent Developments." Further, declines in real estate values or in the economy generally could have a material adverse impact on the Company's results of operations based on the nature of the Company's assets and the composition of BankAtlantic's loan portfolio.

REGULATORY OVERSIGHT

         The banking industry is one of this country's most heavily regulated industries. The OTS is BankAtlantic's chartering authority and its primary federal regulator. The OTS regulates, supervises and examines BankAtlantic. The OTS also regulates and oversees the Company, as the holding company of BankAtlantic. In addition to the OTS, the FDIC also regulates, supervises and examines BankAtlantic by virtue of insuring its deposits up to applicable limits. Furthermore, BankAtlantic is a member of the FHLB of Atlanta and, consequently, is subject to certain limited regulation by the Federal Reserve Board. The regulation and supervision of financial institutions governs their activities and is intended primarily for the protection of the FDIC insurance funds and depositors. Regulatory authorities possess extensive discretion in connection with their supervisory and enforcement activities. As an example, banking regulators have implemented regulations which have increased capital requirements, have increased insurance premiums and have resulted in increased administrative, professional and compensation expenses for the institutions which they regulate. Any change in the existing regulatory structure or the applicable statutes could have a material impact on BankAtlantic and the Company and their respective operations. Additional future legislation and regulations could significantly affect the powers, authority and operations of BankAtlantic and the Company and their competitors. Any such future legislation or regulation could have a material adverse effect on BankAtlantic and the Company and their respective operations.

COMPETITION

         Competitors of BankAtlantic and the Company include:

         /bullet/ other savings institutions,
         /bullet/ investment firms,
         /bullet/ commercial banks,
         /bullet/ finance companies,
         /bullet/ mortgage banking companies,
         /bullet/ money market funds,
         /bullet/ credit unions, and
         /bullet/ real estate developers and operators.

         Many of these competitors have substantially greater financial resources than the Company and, in some cases, operate under fewer regulatory constraints. The Company and BankAtlantic compete not only with financial institutions headquartered in the State of Florida but also with a growing number of financial institutions headquartered outside of Florida who are active in the State.

RISK ASSOCIATED WITH THE DEBENTURES AND THE PREFERRED SECURITIES

SOURCES OF PAYMENTS TO HOLDERS OF THE COMPANY'S SECURITIES

         The Company is the holding company for BankAtlantic and owns 100% of BankAtlantic's outstanding capital stock. The Company depends upon dividends from BankAtlantic for a significant portion of its revenues. BankAtlantic's ability to pay dividends or make other capital distributions to the Company is governed by OTS regulations, which focus primarily on BankAtlantic's regulatory capital levels and net income. OTS regulations define "capital distributions" as
(i) cash dividends, (ii) payments by a savings association or savings bank holding company to repurchase or otherwise acquire its shares, (iii) payments to shareholders of another entity in a cash-out merger, and (iv) other distributions charged against capital.

         If an institution has regulatory capital that is at least equal to its capital requirements (both before and after giving effect to the distribution), and has not been notified that it "is in need of more than normal supervision," the OTS deems it a "Tier 1 association." BankAtlantic currently qualifies as a Tier 1 association under applicable OTS regulations. The OTS permits a Tier 1 association to make capital distributions during a calendar year of up to the greater of (i) 100% of net income for the current calendar year, plus 50% of its capital surplus ("surplus" being the amount of capital in excess of its regulatory capital requirements) or (ii) 75% of its net income over the most recent four quarters. However, the association seeking to pay the capital distribution must first notify the OTS of its intention and the OTS must not raise any objection to the distribution. Any additional capital distributions would require prior regulatory approval. Additionally, all capital distributions of BankAtlantic are subject to the OTS' right to object to a distribution on safety and soundness grounds. There is no assurance that BankAtlantic will remain a Tier 1 association or that it will be in a position to make capital distributions to the Company in an amount sufficient for the Company to satisfy its obligations.

         BBC Capital's ability to pay amounts due on the Preferred Securities is solely dependent upon the Company making payments on the Junior Subordinated Debentures. The Company's ability to pay interest on the Junior Subordinated Debentures and the Debentures will be significantly dependent on the ability of BankAtlantic to pay dividends, or otherwise to loan, advance or transfer funds, to the Company in amounts sufficient to service the Company's obligations. The Company's obligations also include making payments on the following securities which rank senior to the Junior Subordinated Debentures and equal to the Debentures with respect to the payment of principal, interest or dividends:

         /bullet/ 6 3/4% Convertible Subordinated Debentures due 2006 (the "6
                  3/4% Debentures") ($51.2 million outstanding principal amount at September 30, 1998), and
         /bullet/ 5 5/8% Convertible Subordinated Debentures due 2007 (the "5
                  5/8% Debentures") ($100.0 million outstanding principal amount at September 30, 1998).

The Company may also become obligated to make other payments on securities which it issues in the future which rank equal to or have a preference over the Company's Debentures or Junior Subordinated Debentures with respect to the payment of principal, interest or dividends.

SECURITIES ARE NOT INSURED

         Neither the Debentures, the Preferred Securities nor the Junior Subordinated Debentures are insured by the Bank Insurance Fund or the Savings Association Insurance Fund of the FDIC or by any other governmental agency.

RISK ASSOCIATED WITH THE DEBENTURES

SUBORDINATION

         The Debentures are subordinated to all Senior Indebtedness of the Company. Senior Indebtedness is generally defined as any indebtedness or liability of the Company, regardless of when incurred or created, which is not expressly by its terms subordinate or equal in right of payment to the Debentures. As of September 30, 1998, the Company had $151.2 million of indebtedness ranking on a par with the Debentures, $74,750,000 of indebtedness ranking junior in right of payment to the Debentures and no Senior Indebtedness. The Indenture relating to the Debentures (the "Debenture Indenture") does not limit the Company's ability to incur additional indebtedness, including Senior Indebtedness, or additional indebtedness by BankAtlantic or other subsidiaries.

         The Debentures are obligations of the Company only and are not obligations of or deposits in BankAtlantic. Because the Company is a holding company, its rights and the rights of its creditors, including the holders of the Debentures, to participate in any distribution of the assets of BankAtlantic (either as a shareholder or as a creditor), upon a liquidation, reorganization or insolvency of BankAtlantic (and the consequent right of the holders of the Debentures to participate in those assets) is subject to the claims of the creditors of BankAtlantic (including depositors in BankAtlantic). If the Company is a creditor of BankAtlantic, the claims of the Company would be subject to any prior security interest in the assets of BankAtlantic and any indebtedness of BankAtlantic senior to that of the Company. As of September 30, 1998, BankAtlantic had approximately $3.2 billion of liabilities (including $1.9 billion of deposits).

LIMITED COVENANTS

         The covenants in the Debenture Indenture are limited and do not protect holders of Debentures in the event of a material adverse change in the Company's financial condition or results of operations. In addition, payment of principal of and interest on the Debentures can only be accelerated if the Company:

/bullet/ fails to pay principal of or premium, if any, on the Debentures at maturity or upon redemption,
/bullet/ fails to pay interest on any of the Debentures and such failure continues for a 30-day period,
/bullet/ breaches any of the provisions of the Debenture Indenture and such breach continues for a 60-day period after receipt of notice, and /bullet/ reorganizes or becomes bankrupt or insolvent in certain events.

The Company is not required to adhere to any financial ratios or specified levels of liquidity. In addition, the Company is not required to repurchase, redeem or modify the terms of the Debentures upon a change in control or other events involving the Company which may adversely affect the creditworthiness of the Debentures. Therefore, neither the covenants nor the other provisions of the Debenture Indenture should be a significant factor in evaluating whether the Company will be able to comply or will comply with its obligations under the Debentures. See "Description of the Debentures."

ABSENCE OF MARKET FOR DEBENTURES

         The Debentures have no established trading market. The Company does not intend to have the Debentures authorized for quotation on the National Association of Securities Dealers, Inc. Automated Quotation System or any other quotation system or listed on any securities exchange. Although it has no obligation to do so, Ryan Beck intends to make a market in the Debentures as long as the volume of trading and other market-making considerations justify such an undertaking. However, a public market having depth, liquidity and orderliness depends on the presence in the marketplace of a sufficient number of buyers and sellers at any given time; neither the Company nor market makers have control over such a marketplace. In the event that Ryan Beck or any other entity does not make a market in the Debentures, holders of Debentures would be limited to selling the Debentures in privately negotiated transactions. It is unlikely that an active trading market will develop for the Debentures. If an active trading market does develop, there can be no assurance that such trading market will continue. If a trading market does not develop, or is not maintained, holders of the Debentures may experience difficulty in reselling them or may be unable to sell them at all. Additionally, since the prices of securities generally fluctuate, there can be no assurance that purchasers of the Debentures will be able to sell the Debentures at or above the purchase price paid for such Debentures.

RISK ASSOCIATED WITH THE PREFERRED SECURITIES

RANKING OF SUBORDINATED OBLIGATIONS UNDER THE GUARANTEE AND THE JUNIOR SUBORDINATED DEBENTURES

         The Company's obligations under the Guarantee Agreement between the Company and BBC Capital (the "Guarantee") and under the Junior Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to all Senior Debt and Subordinated Debt of the Company. At September 30, 1998, the Company had no Senior Debt outstanding and approximately $172.2 million of Subordinated Debt outstanding, comprised of the Debentures, the 6 3/4% Debentures and the 5 5/8% Debentures. Only the Company's capital stock is currently junior in right of payment to the Junior Subordinated Debentures.

         The Company is a holding company, and its right to participate in any distribution of assets of a subsidiary (including BankAtlantic) upon a liquidation or reorganization or otherwise (and thus the ability of holders of the Preferred Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of the subsidiary, except to the extent that the Company may itself be recognized as a creditor of the subsidiary. If the Company is a creditor of a subsidiary, the claims of the Company would be subject to any prior security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to that of the Company. The Junior Subordinated Debentures and the Preferred Securities will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including the rights of the depositors of BankAtlantic. At September 30, 1998, the Company had liabilities of $3.4 billion and BankAtlantic had liabilities of $3.2 billion (including $1.9 billion in deposits).

         You should look only to the Company's assets for payments on the Junior Subordinated Debentures and the Preferred Securities. Neither the Indenture relating to the Junior Subordinated Debentures (the "Indenture"), the Guarantee nor the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Debt and Subordinated Debt, that the Company or its subsidiaries may incur. See "Description of the Guarantee-Status of the Guarantee" and "Description of the Junior Subordinated Debentures-Subordination."

RIGHT TO DEFER INTEREST PAYMENT OBLIGATION; TAX CONSEQUENCES OF ORIGINAL ISSUE DISCOUNT ("OID"); MARKET PRICE CONSIDERATIONS

         So long as no event of default under the Junior Subordinated Debentures has occurred and is continuing, the Company may defer paying interest on the Junior Subordinated Debentures for up to 20 consecutive quarters (an "Extended Interest Payment Period"), but not beyond June 30, 2027 (the "Stated Maturity"). If the Company elects to defer paying interest on the Junior Subordinated Debentures, quarterly distributions on the Preferred Securities ("Distributions") will be deferred, but Distributions will continue to accumulate at the rate of 9 1/2% per annum, compounded quarterly from the payment date for such Distributions. During any Extended Interest Payment Period, the Company may not:

         /bullet/ declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock (other than under the Guarantee) except:

                  /bullet/ a reclassification of any class of the Company's
                           capital stock into another class of capital stock,
                  /bullet/ dividends or distributions payable in any class of the Company's common stock (i.e., stock dividends),
                  /bullet/ any declaration of a dividend in connection with the implementation of a shareholder rights plan, or the issuance of securities under any such plan in the future, or the redemption or repurchase of any such rights pursuant to any shareholder rights plan, and
                  /bullet/ purchases of the Company's common stock related to the rights under any of the Company's benefit plans for its or its subsidiaries' directors, officers or employees.

         /bullet/ make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of the Company's debt securities that rank PARI PASSU with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks PARI PASSU with or junior in interest to the Junior Subordinated Debentures (other than payments under the Guarantee), or
         /bullet/ redeem, purchase or acquire less than all of the Junior
                  Subordinated Debentures or any of the Preferred Securities.

         Upon the termination of any Extended Interest Payment Period and the payment of all interest then accrued and unpaid (together with interest thereon at the annual rate of 9 1/2% compounded quarterly, to the extent permittEd by applicable law), the Company may elect to begin a new Extended Interest Payment Period.

         These restrictions are the only limits on the number of times that the Company may elect to begin an Extended Interest Payment Period. See "Description of the Preferred Securities - Distributions - Extension Period" and "Description of the Junior Subordinated Debentures-Option to Extend Interest Payment Period."

         Should the Company exercise its right to defer payments of interest by extending the interest payment period, each holder of Preferred Securities will be required to accrue and recognize income (in the form of OID), in respect of its pro rata share of the interest accruing on the Junior Subordinated Debentures for United States federal income tax purposes. As a result, each such holder of Preferred Securities would be required to include such income in gross income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from BBC Capital related to such income if such holder disposes of its Preferred Securities prior to the record date for the payment of the related Distributions. See "Certain Federal Income Tax Considerations-Interest Income and Original Issue Discount". See also "- Trading Market, Trading Price and Tax Considerations."

         The Company has no current intention of exercising its right to defer paying interest on the Junior Subordinated Debentures. However, if the Company elects to exercise its right in the future, the market price of the Preferred Securities is likely to be adversely affected. The market price of the Preferred Securities may, therefore, be more volatile than the market prices of other securities on which OID accrues that do not provide for such optional deferrals.

REDEMPTION DUE TO TAX EVENT, INVESTMENT COMPANY EVENT, OR CAPITAL TREATMENT
EVENT

         The Company may redeem the Junior Subordinated Debentures in whole (but not in part) within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event (whether occurring before or after June 30, 2002). The Company's redemption of the Junior Subordinated Debentures will cause a mandatory redemption of the Preferred Securities. The exercise of this right is subject to the Company having received prior regulatory approval (if it is required to do so under applicable law or regulation).

         "Tax Event" means the receipt by BBC Capital of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Preferred Securities, there is more than an insubstantial risk that:

         /bullet/ BBC Capital is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures,
         /bullet/ interest payable by the Company on the Junior Subordinated
                  Debentures is not or, within 90 days of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes, or
         /bullet/ BBC Capital is, or will be within 90 days of the date of the opinion, subject to more than a DE MINIMIS amount of other taxes, duties or other governmental charges.

         The Company must request and receive an opinion with regard to such matters within a reasonable period of time after it becomes aware of the possible occurrence of any of these events.

         "Investment Company Event" means the receipt by BBC Capital of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, BBC Capital is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which change occurs or becomes effective on or after the date of original issuance of the Preferred Securities.

         "Capital Treatment Event" means the reasonable determination by the Company that, as a result of any amendment to, or change (including any proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change, pronouncement, action or decision is announced on or after the date of original issuance of the Preferred Securities, there is more than an insubstantial risk that the Preferred Securities would not constitute "Tier I Capital" (or the equivalent thereof) for purposes of applicable capital adequacy guidelines of the Federal Reserve Board (or any successor authority with jurisdiction over bank holding companies), or any capital adequacy guidelines then in effect and applicable to the Company.

         For a discussion of possible tax consequences of a redemption, see "- Exchange of Preferred Securities for Junior Subordinated Debentures; Redemption and Tax Consequences."

SHORTENING OF STATED MATURITY OF JUNIOR SUBORDINATED DEBENTURES

         The Company has the right, at any time, to shorten the maturity of the Junior Subordinated Debentures to a date not earlier than June 30, 2002. In order to exercise such right, the Company must receive prior regulatory approval if then required under applicable capital guidelines or regulatory policies. See "Description of the Junior Subordinated Debentures-General."

RIGHTS UNDER THE GUARANTEE

         To the extent not paid by BBC Capital, the Guarantee provides that you will receive:

         /bullet/ any accrued and unpaid Distributions which BBC Capital must pay on your Preferred Securities,
         /bullet/ the Redemption Price (as defined herein) with respect to your
                  Preferred Securities called for redemption, and /bullet/ upon a voluntary or involuntary dissolution, winding-up or liquidation of BBC Capital (other than in connection with the distribution of any Junior Subordinated Debentures to you or a redemption of all of your Preferred Securities), the lesser of

                  /bullet/ the amount of the Liquidation Distribution (as
                           defined herein), and
                  /bullet/ the amount of BBC Capital's assets remaining
                           available for distribution to holders of the Preferred Securities in liquidation of BBC Capital,

but, in each case, only to the extent that BBC Capital has funds available to distribute. Accordingly, if the Company defaults on its obligation to pay amounts payable under the Junior Subordinated Debentures, BBC Capital will lack funds for the payment of Distributions or amounts payable on redemption of your Preferred Securities or otherwise. In that event, you would not be able to rely upon the Guarantee for those amounts.

         The holders of at least a majority in Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. However, you may institute a legal proceeding directly against the Company to enforce your rights under the Guarantee without first instituting a legal proceeding against BBC Capital, the Guarantee Trustee or any other person. If, however, an event of default under the Junior Subordinated Debentures has occurred and is continuing and the event is attributable to the Company's failure to pay interest on or principal of the Junior Subordinated Debentures on the payment date on which such payment is due and payable, then you may institute a legal proceeding directly against the Company for enforcement of payment to you of the principal of or interest on such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of your Preferred Securities (a "Direct Action"). The Company's exercise of its right, as described herein, to defer the payment of interest on the Junior Subordinated Debentures does not constitute an event of default under the Junior Subordinated Debentures.

         In connection with a Direct Action, the Company may set-off any payment it has made to you. Except as described in this Prospectus, you will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated Debentures. See "Description of the Junior Subordinated Debentures-Enforcement of Certain Rights by Holders of Preferred Securities," "Description of the Junior Subordinated Debentures-Debenture Events of Default" and "Description of the Guarantee." The Trust Agreement provides that you agree to the provisions of the Guarantee and the Indenture by accepting your Preferred Securities.

LIMITED VOTING RIGHTS

         You will have no voting rights in BBC Capital except in limited circumstances relating only to the modification of the Preferred Securities and the exercise of the rights of BBC Capital as holder of the Junior Subordinated Debentures and the Guarantee. You will not be entitled to vote to appoint, remove or replace the Property Trustee or the Delaware Trustee. Instead, those voting rights are vested exclusively in the Company, as the holder of the Common Securities (except upon the occurrence of certain events described in this Prospectus). The Property Trustee, the Administrative Trustees and the Company may amend the Trust Agreement without your consent to ensure that BBC Capital will be classified for United States federal income tax purposes as a grantor trust, even if such action adversely affects your interests. See "Description of the Preferred Securities-Voting Rights; Amendment of Trust Agreement" and "Description of the Preferred Securities-Removal of BBC Capital Trustees."

RECENT TAX LEGISLATION

         In a currently pending case in the Tax Court, ENRON CORP. V. COMMISSIONER, TC Dkt. No. 6194-98, the Internal Revenue Service (the "IRS") is challenging the deductibility of interest paid on securities which are similar, but not identical, to the Junior Subordinated Debentures. Depending upon the result in that case, the IRS may also challenge the deductibility of the interest paid on the Junior Subordinated Debentures, which could in turn trigger a Tax Event and a redemption of the Preferred Securities.

         There can be no assurance that a Tax Event will not occur. A Tax Event would permit the Company to cause a redemption of the Preferred Securities before, as well as after, June 30, 2002, subject to receipt of any required regulatory approvals. See "Description of the Junior Subordinated
Debentures-Redemption or Exchange" and "Description of the Preferred Securities-Redemption."

EXCHANGE OF PREFERRED SECURITIES FOR JUNIOR SUBORDINATED DEBENTURES; REDEMPTION AND TAX CONSEQUENCES

         The Company holds all of the Common Securities and has the right at any time to dissolve, wind-up or terminate BBC Capital and cause BBC Capital to distribute your pro rata portion of the Junior Subordinated Debentures to you in exchange for your Preferred Securities. In certain circumstances, the Company may instead redeem the Junior Subordinated Debentures in whole or in part, in lieu of distributing them. In this case, BBC Capital will redeem the Trust Securities on a pro rata basis to the same extent as the Company redeems the Junior Subordinated Debentures. Any such distribution or redemption prior to the Stated Maturity will be subject to any required regulatory approvals. See "Description of the Preferred Securities-Redemption or Exchange - Tax Event Redemption, Investment Company Act Redemption or Capital Treatment Event Redemption." If the Junior Subordinated Debentures are distributed to you upon the liquidation of BBC Capital, the Company will use all reasonable efforts to list the Junior Subordinated Debentures on The Nasdaq Stock Market's National Market or SmallCap Market or such stock exchanges, if any, on which the Preferred Securities are then listed.

         Under current United States federal income tax law, a distribution of Junior Subordinated Debentures upon the dissolution of BBC Capital would not be a taxable event to you. If, however, BBC Capital is characterized as an association taxable as a corporation at the time of its dissolution, the distribution of the Junior Subordinated Debentures may constitute a taxable event to you. Moreover, upon occurrence of a Tax Event, a dissolution of BBC Capital in which you receive cash may be a taxable event to you. See "Certain Federal Income Tax Consequences-Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of BBC Capital."

         The market prices for the Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for your Preferred Securities upon a dissolution or liquidation of BBC Capital is unpredictable. The Preferred Securities or the Junior Subordinated Debentures may, therefore, trade at a discount to the price that you paid to purchase the Preferred Securities. Because you may receive Junior Subordinated Debentures, you are also making an investment decision with regard to the Junior Subordinated Debentures. Therefore, you should carefully review all the information regarding the Junior Subordinated Debentures contained in this Prospectus.

LIMITED COVENANTS

         The Indenture contains few covenants restricting the Company's actions, and there are no covenants in the Trust Agreement. As a result, neither the Indenture nor the Trust Agreement protects you or BBC Capital in the event of a material adverse change in the Company's financial condition or results of operations or limits the ability of the Company or any of its subsidiaries to incur or assume additional indebtedness or other obligations. Additionally, neither the Indenture nor the Trust Agreement contain any financial ratios or specified levels of liquidity to which the Company must adhere. Therefore, you should not consider the provisions of these governing instruments a significant factor in evaluating whether the Company will be able to comply or will comply with its obligations under the Junior Subordinated Debentures or the Guarantee.

TRADING MARKET, TRADING PRICE AND TAX CONSIDERATIONS

         The Preferred Securities are listed on The Nasdaq Stock Market's National Market. Ryan Beck intends to make a market in the Preferred Securities but it is not obligated to do so and such market making may be discontinued at any time. There is no assurance that an active trading market will develop for the Preferred Securities or, if such market develops, that it will be maintained. Accordingly, you may experience difficulty reselling the Preferred Securities or may be unable to sell them at all. Prices for the Preferred Securities are determined in the marketplace and may be influenced by many factors, including prevailing interest rates, the liquidity of the market for the Preferred Securities, investor perceptions of the Company and general industry and economic conditions.

         Further, should the Company exercise its option to defer any payment of interest on the Junior Subordinated Debentures, the Preferred Securities may trade at prices that do not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. During an interest deferral period, a holder of Preferred Securities that disposes of its Preferred Securities between record dates for payments of Distributions (and consequently does not receive a Distribution from BBC Capital for the period prior to such disposition) will nevertheless be required to include accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition in income as ordinary income and to add such amount to the adjusted tax basis in the holder's pro rata share of the underlying Junior Subordinated Debentures deemed disposed of. Such holder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than its adjusted tax basis (which will include all accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences - Sales of Preferred Securities."

                              PLAN OF DISTRIBUTION

         The Debentures are not listed on any securities exchange or included for quotation on any quotation system, and therefore no established trading market exists for the Debentures. The Preferred Securities are listed on The Nasdaq Stock Market's National Market. Ryan Beck, a wholly-owned subsidiary and an affiliate of the Company, intends to make a market in the Debentures and the Preferred Securities, but it is under no obligation to do so, and such market making, if commenced, may be discontinued at any time in its discretion.

         This Prospectus will be used by Ryan Beck in connection with offers and sales related to market making transactions in the Debentures and Preferred Securities. Ryan Beck may act as principal or agent in such transactions. Such sales will be made at prices relating to prevailing market prices at the time of sale or otherwise. No assurance can be made as to the liquidity of such Debentures and Preferred Securities or that an active or liquid trading market will develop or, if developed, that it will be sustained.

                          DESCRIPTION OF THE DEBENTURES

         The Debentures are a series of debt securities issued under the Debenture Indenture, dated as of September 22, 1995, between the Company and American Bank National Association (predecessor to First Star Corporate Trust Services), as trustee (the "Debenture Trustee"). The Debentures are not savings accounts or deposits and are not insured by the FDIC or any other governmental agency. The terms and provisions of the Debentures include those stated in the Debenture Indenture and those made part of the Debenture Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") as in effect on the date of the Debenture Indenture. The Debentures are subject to all such terms, and holders of the Debentures are referred to the Debenture Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Debenture Indenture does not purport to be complete and is qualified in its entirety by reference to the Debenture Indenture, including the definitions therein of certain terms used below. The Debenture Indenture is filed as an exhibit to the Registration Statement, of which this Prospectus is a part. For purposes of this section, the term "Company" means only BankAtlantic Bancorp, Inc. and not its subsidiaries.

GENERAL

         The Debentures are general obligations of the Company limited to $23 million in aggregate principal amount. The Debentures are not secured by the assets of the Company or otherwise and do not have the benefit of a sinking fund for the retirement of principal. The Debentures rank on par with all subordinated indebtedness of the Company and are subordinated in right of payment to all Senior Indebtedness (as defined below) of the Company, which may include obligations of the Company to BankAtlantic. The Company, or any subsidiary of the Company including BankAtlantic, may incur additional indebtedness constituting Senior Indebtedness or indebtedness that ranks on par with the Debentures. The Debenture Indenture does not limit the total indebtedness that either the Company or any of its subsidiaries may incur. The Debentures are subordinate to all indebtedness of the Company that does not state that it is subordinate to or on par with the Debentures. As of September 30, 1998, the Company had outstanding no Senior Indebtedness and $51.2 million in principal amount of 6 3/4% Debentures and $100.0 million in principal amount of 5 5/8% Debentures, each of which rank on par with the Debentures. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of a subsidiary, including BankAtlantic, upon any liquidation or reorganization or otherwise of such subsidiary (and thus the ability of Holders (as defined below) of the Debentures to benefit indirectly from such distribution), is subject to the prior claims of creditors of the subsidiary (including depositors in BankAtlantic), except to the extent that the Company may itself be recognized as a creditor of the subsidiary.

         The Debentures mature on October 1, 2005, unless redeemed earlier at the option of the Company. See "--Redemption or Repurchase of Debentures." The Debentures bear interest at the rate of 9% per annum from the most recent Debenture Interest Payment Date (as defined below) to which interest has been paid or provided for, payable semi-annually on April 1 and October 1 of each year to the person in whose name the Debenture (or any predecessor Debenture) is registered at the close of business on the preceding March 15 or September 15, as the case may be. Interest on the Debentures is computed on the basis of a 360-day year or twelve 30-day months. The Debenture Trustee serves as Debenture Registrar and Paying Agent for the Debentures. Principal and interest are payable by check mailed by the Debenture Trustee to the person entitled to payment on the Debenture Interest Payment Date.

         The Company's primary source of funds for the payment of principal and interest on the Debentures is dividends from BankAtlantic. From time to time while the Debentures are outstanding BankAtlantic may be subject to regulatory or contractual constraints that restrict its ability to pay dividends to the Company.

REDEMPTION OR REPURCHASE OF DEBENTURES

         The Debentures are redeemable at the option of the Company, in whole or in part, at any time, on not less than 30 days notice, but not more than 60 days prior to the redemption date at the following redemption prices (expressed as percentages of principal amount), plus accrued interest to the redemption date, if redeemed during the twelve month period beginning October 1 of the years indicated below:

         1998...........................  106%
         1999...........................  105%
         2000...........................  104%
         2001...........................  103%
         2002...........................  102%
         2003...........................  101%
         2004 and thereafter............  100%

         The Company may at any time repurchase the Debentures at any price in the open market or otherwise. Debentures so purchased by the Company may be held or resold or, at the discretion of the Company, may be surrendered to the Debenture Trustee for cancellation.

SUBORDINATION

         The principal and premium, if any, and interest on the Debentures is subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness of the Company. The Debenture Indenture does not limit the amount of Senior Indebtedness or other indebtedness, secured or unsecured, that the Company or any of its subsidiaries may incur. If payments on any Senior Indebtedness are accelerated, the Company shall be prohibited from making any payment of principal, premium or interest on the Debentures until payments of the Senior Indebtedness are made or provided for. Upon any distribution of assets of the Company in connection with any dissolution, winding up, liquidation or reorganization of the Company, payment of principal, premium or interest on the Debentures will be subordinated, to the extent and in the manner set forth in the Debenture Indenture, to the prior payment in full of Senior Indebtedness. By reason of such subordination, in the event of a distribution of assets in any such proceeding, certain general creditors of the Company may recover more, ratably, than Holders of the Debentures.

CERTAIN DEFINITIONS

         "Capitalized Lease Obligation" means any lease obligations of a Person incurred with respect to any property (whether real, personal or mixed) acquired or leased by such Person and used in its business that is required to be recorded as a capitalized lease in accordance with generally accepted accounting principles.

         "Capital Stock" means any and all shares, interests, participation rights or other equivalents (however designated) of corporate stock.

         "Debenture Interest Payment Date" means the stated maturity of an installment of interest on the Debenture.

         "Debenture Stated Maturity" when used with respect to any Debenture means the date specified in such Debenture as the fixed date on which the principal of and the premium, if any, and interest on such Debenture is due and payable.

         "Holder" means a Person in whose name a Debenture is registered.

         "Indebtedness" means (a) all Obligations of the Company for borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Company or only to a portion thereof), (b) all indebtedness of the Company which is evidenced by a note, debenture, bond or other similar instrument, including Capitalized Lease Obligations, (c) all indebtedness of the Company representing the unpaid balance of the purchase price of any goods or other property or balance owed for any services rendered, (d) all indebtedness of the Company, including Capitalized Lease Obligations, incurred, assumed or given in an acquisition (whether by way of purchase, merger or otherwise) of any business, real property or other assets, (e) any indebtedness of others described in the preceding clauses (a), (b), (c) and (d) that the Company has guaranteed or for which it is otherwise liable and (f) any amendment, renewal, extension, deferral, modification, restructuring or refunding of any such indebtedness, obligation or guarantee.

         "Obligations" mean, with respect to any indebtedness, any principal, premium, interest, penalties, fees and other liabilities payable from time to time and obligations performable under the documentation governing such Indebtedness.

         "Senior Indebtedness" means any and all Indebtedness of the Company, except any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinate or shall rank pari passu in right of payment to the Debentures.

         "U.S. Government Obligations" means direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged.

         The Debenture Indenture contains certain customary covenants found in Debenture Indentures under the Trust Indenture Act, including covenants with respect to the payment of principal and interest, maintenance of an office or agency for administering the Debentures, holding of funds for payments on the Debentures in trust, payment by the Company of taxes and other claims, maintenance by the Company of its properties and its corporate existence and delivery of annual certifications to the Debenture Trustee.

RESTRICTIONS ON DIVIDENDS

         The Debenture Indenture provides that the Company cannot declare or pay dividends on, or purchase, redeem or acquire for value its capital stock, return any capital to holders of capital stock as such, or make any distribution of assets to holders of capital stock as such, unless, from and after the date of any such dividend declaration (a "Declaration Date") or the date of any such purchase, redemption, payment or distribution specified above (a "Redemption Date"), the Company retains cash, cash equivalents (as determined in accordance with generally accepted accounting principles) or marketable securities (with a market value as measured on the applicable Declaration Date or Redemption Date) in an amount sufficient to cover the two consecutive semi-annual interest payments that will be due and payable on the Debentures following such Declaration Date or Redemption Date, as the case may be. The Debenture Indenture further provides that the amount of any interest payment made by the Company with respect to the Debentures after any applicable Declaration Date or Redemption Date shall be deducted from the aggregate amount of cash or cash equivalents which the Company shall be required to retain pursuant to the foregoing provision.

         The Debenture Indenture does not prohibit or restrict the Company from pledging or BankAtlantic from selling any shares of BankAtlantic Capital Stock or other debt securities of BankAtlantic. However, the Company will not permit BankAtlantic to issue to BFC or Mr. Alan B. Levan, any of BankAtlantic's Capital Stock or debt securities or pledge any of the Capital Stock of BankAtlantic now or hereafter owned by the Company in favor of BFC or Mr. Levan.

DEFAULTS AND REMEDIES

         An "Event of Default," as defined in the Debenture Indenture, includes
(i) the failure by the Company to pay principal of or premium, if any, on the Debentures at maturity or upon redemption (whether or not such payment is prohibited by the subordination provisions), (ii) the failure by the Company to pay interest on any of the Debentures on any Debenture Interest Payment Date and such failure continues for a period of 30 days (whether or not such payment is prohibited by the subordination provisions) (iii) the failure by the Company to comply with any of its other agreements or covenants in, or provisions of, the Debenture Indenture and such default continues for the period and after the notice specified below and (iv) certain events of bankruptcy, insolvency or reorganization of the Company.

         A Default under clause (iii) above is not an Event of Default until the Debenture Trustee notifies the Company in writing, or the Holders of at least 25% in principal amount of the Debentures then outstanding notify the Company and the Debenture Trustee in writing, of the Default, and the Company does not cure the Default within 60 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default". Such notice shall be given by the Debenture Trustee if so requested in writing by the Holders of at least 25% in principal amount of the Debentures then outstanding. Any notice required to be delivered by the Debenture Trustee to the Company shall be given promptly after the Debenture Trustee becomes aware of such Default or is requested by the Holders to deliver such notice.

         The Debenture Indenture provides that the Debenture Trustee will, within 90 days after the occurrence of any Default known to it, mail to the Holders notice of such Default, provided that, except in the case of Default in the payment of principal of or interest on any of the Debentures, the Debenture Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders.

         The Debenture Indenture only permits acceleration of payment of principal of the Debentures upon an Event of Default resulting from the failure of the Company to pay principal or interest on the Debentures or upon certain events of bankruptcy, insolvency or reorganization. If an Event of Default resulting from the failure of the Company to pay principal or interest on the Debentures or upon certain events of bankruptcy, insolvency or reorganization shall have occurred and be continuing, the Debenture Trustee or the Holders of not less than 30% in aggregate principal amount of the Debentures then outstanding, by notice in writing to the Company (and to the Debenture Trustee if given by the Holders), may declare to be immediately due and payable all unpaid principal of all the Debentures. An acceleration and its consequences may be rescinded and past defaults waived by Holders of a majority in principal amount of the Debentures then outstanding upon conditions provided in the Debenture Indenture. No Holder may pursue any remedy under the Debenture Indenture unless such Holder has previously given to the Debenture Trustee written notice of a continuing Event of Default and unless the Holders of at least 30% in principal amount of the Debentures then outstanding have requested the Debenture Trustee in writing to pursue the remedy and offered the Trust indemnity satisfactory to the Debenture Trustee against loss, liability and expense to be thereby incurred and the Debenture Trustee has failed so to act within 60 days after receipt of the same.

         The Debenture Indenture requires the Company to file periodic reports with the Debenture Trustee as to the absence of defaults.

SATISFACTION, DISCHARGE AND DEFEASANCE

         The Debenture Indenture provides that the Company will at its option either (a) be deemed to have paid and discharged the entire indebtedness represented by its obligations under the Debentures (except for the obligation to pay the principal of, premium, if any, and interest on, the Debentures and certain obligations to register the transfer or exchange of the Debentures, to replace temporary or mutilated, destroyed, lost or stolen Debentures, to maintain an office or agency in respect to the Debentures and to hold moneys for payment in trust) ("legal defeasance") or (b) cease to be under any obligation to comply with certain terms, provisions or conditions of the Debenture Indenture (those terms, provisions or conditions described in the Debenture Indenture under "Consolidation, Merger or Sale") or the terms, provisions or conditions of the Debentures ("covenant defeasance") in either case, on the 91st day after (i) the Company has paid or caused to be paid all other sums payable with respect to the outstanding Debentures and the Company has delivered to the Debenture Trustee a certificate from an authorized officer and an opinion of legal counsel, each stating that all conditions precedent relating to the satisfaction and discharge of the entire indebtedness on all of the outstanding Debentures have been complied with; (ii) the Company has deposited or caused to be deposited irrevocably with the Debenture Trustee as a trust fund specifically pledged as security for the benefit of the holders of the Debentures, (x) dollars in an amount or (y) U.S. Government Obligations (which through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than the due date of any payment of principal, premium, if any, and interest on the outstanding Debentures) in an amount or (z) a combination of (x) and (y), sufficient to pay and discharge each installment of principal of and interest or premium, if any, on the outstanding Debentures on the dates such installments of interest or principal or premium, if any, are due; and (iii) no Event of Default has occurred and is continuing on the date of such deposit. Among the conditions of the Company's exercising any such option, the Company is required to deliver to the Debenture Trustee an opinion of independent counsel of recognized standing to the effect that the deposit and related defeasance would not cause the holders of the Debentures to recognize income, gain or loss for United States Federal income tax purposes and that the holders will be subject to United States Federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such deposit and related defeasance had not occurred.

MODIFICATION OF THE DEBENTURE INDENTURE

         The Debenture Indenture provides that the Company and the Debenture Trustee may, without the consent of any Holders of Debentures, enter into supplemental indentures for purposes, among other things, of: (a) evidencing the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company; (b) making any change that does not adversely affect the rights of any Holders; or (c) curing any ambiguity, defect or inconsistency; provided, however, that such action shall not adversely affect the interest of the Holders in any material respect.

         Most of the terms of the Debenture Indenture and the Debentures may be modified with the consent of the Holders of not less than two-thirds of the principal amount of Debentures then outstanding. However, each Holder must agree to: (i) an extension of maturity, (ii) a reduction in principal amount or the rate of interest on the Debentures, (iii) a reduction in redemption percentage or (iv) a reduction in the aforesaid percentage required for modification.

         The Company may omit in any particular instance to comply with any covenant or condition as set forth in the Debenture Indenture if before the time for such compliance two-thirds of the Holders of the principal amount of Debentures then outstanding shall either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver may extend to or affect such covenant or condition except to the extent so expressly waived, and until such waiver has become effective, the obligation of the Company and the duties of the Debenture Trustee in respect of any such covenant will remain in full force and effect. No supplemental indenture will affect the seniority rights of the holders of Senior Indebtedness without the consent of such holders.

                     DESCRIPTION OF THE PREFERRED SECURITIES

         The Preferred Securities were issued pursuant to the terms of the Trust Agreement. The Trust Agreement is qualified as an indenture under the Trust Indenture Act. The Property Trustee, Wilmington Trust Company, acts as indenture trustee for the Preferred Securities under the Trust Agreement for purposes of complying with the provisions of the Trust Indenture Act. The terms of the Preferred Securities include those stated in the Trust Agreement and those made part of the Trust Agreement by the Trust Indenture Act. The following summary of the material terms and provisions of the Preferred Securities and the Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Agreement, the Delaware Business Trust Act (the "Trust Act"), and the Trust Indenture Act. Wherever particular defined terms of the Trust Agreement are referred to, but not defined herein, such defined terms are incorporated herein by reference. The Trust Agreement is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

         Pursuant to the terms of the Trust Agreement, the Trustees, on behalf of BBC Capital, issued the Trust Securities. All of the Common Securities are owned by the Company. The Preferred Securities represent preferred undivided beneficial interests in the assets of BBC Capital and the holders thereof are entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Trust Agreement. The Trust Agreement does not permit the issuance by BBC Capital of any securities other than the Trust Securities or the incurrence of any indebtedness by BBC Capital.

         The Preferred Securities rank PARI PASSU, and payments are made thereon pro rata, with the Common Securities, except as described under "-Subordination of Common Securities." Legal title to the Junior Subordinated Debentures is held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The Guarantee executed by the Company for the benefit of the holders of the Preferred Securities is a guarantee on a subordinated basis with respect to the Preferred Securities, but does not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Preferred Securities when BBC Capital does not have funds on hand available to make such payments. Wilmington Trust Company, as Guarantee Trustee, holds the Guarantee for the benefit of the holders of the Preferred Securities. See "Description of the Guarantee."

DISTRIBUTIONS

         PAYMENT OF DISTRIBUTIONS. Distributions on each Preferred Security are payable at the annual rate of 9 1/2% of the stated Liquidation Amount of $25, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, to the holders of the Preferred Securities on the relevant record dates (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). The record date will be the 15th day of the month in which the relevant Distribution Date occurs. The first Distribution Date for the Preferred Securities was June 30, 1997. The amount of Distributions payable for any period is computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any additional Distributions, interest or other payment in respect of any such delay) with the same force and effect as if made on the date such payment was originally due and payable. "Business Day" means any day other than a Saturday or a Sunday, a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Debenture Trustee is closed for business.

         EXTENSION PERIOD. The Company has the right under the Indenture, so long as the Company is not in default under the Indenture (a "Debenture Event of Default"), to defer the payment of interest on the Junior Subordinated Debentures at any time, or from time to time (each, an "Extended Interest Payment Period"), which, if exercised, would result in quarterly Distributions on the Preferred Securities also being deferred during any such Extended Interest Payment Period. Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon at the rate per annum of 9 1/2% thereof, compounded quarterly from the relevant Distribution Date. The term "Distributions," as used herein, includes any such additional Distributions. The right to defer the payment of interest on the Junior Subordinated Debentures is limited, however, to a period, in each instance, not exceeding 20 consecutive quarters and no Extended Interest Payment Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. During any such Extended Interest Payment Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock (other than (a) the reclassification of any class of the Company's capital stock into another class of capital stock, (b) dividends or distributions payable in any class of the Company's common stock, (c) any declaration of a dividend in connection with the implementation of a shareholder rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto and (d) purchases of the Company's common stock related to the rights under any of the Company's benefit plans for its or its subsidiaries' directors, officers or employees), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank PARI PASSU with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks PARI PASSU with or junior in interest to the Junior Subordinated Debentures (other than payments under the Guarantee), or (iii) redeem, purchase or acquire less than all of the Junior Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extended Interest Payment Period, the Company may further defer the payment of interest; provided that such Extended Interest Payment Period may not exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extended Interest Payment Period and the payment of all amounts then due, the Company may elect to begin a new Extended Interest Payment Period, subject to the above requirements. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extended Interest Payment Period.

         The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures.

         SOURCE OF DISTRIBUTION. The funds of BBC Capital available for distribution to holders of its Preferred Securities are limited to payments received from the Junior Subordinated Debentures in which BBC Capital invested the proceeds from the issuance and sale of its Trust Securities. See "Description of the Junior Subordinated Debentures." Distributions are paid through the Property Trustee who holds amounts received in respect of the Junior Subordinated Debentures in the Property Account for the benefit of the holders of the Trust Securities. If the Company does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Preferred Securities. The payment of Distributions (but only if and to the extent BBC Capital has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company. See "Description of the Guarantee." Distributions on the Preferred Securities are payable to the holders thereof as they appear on the register of holders of the Preferred Securities on the relevant record dates, which is the 15th day of the month in which the relevant Distribution Date occurs.

REDEMPTION OR EXCHANGE

         GENERAL. The Junior Subordinated Debentures will mature on June 30, 2027. The Company will have the right to redeem the Junior Subordinated Debentures (i) on or after June 30, 2002, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event (as defined in "Description of the Junior Subordinated Debentures-Redemption or Exchange"), in each case subject to receipt of prior regulatory approval if then required under applicable capital guidelines or regulatory policies. Subject to the foregoing events, the Company will not have the right to purchase the Junior Subordinated Debentures, in whole or in part, from BBC Capital until after June 30, 2002. See "Description of the Junior Subordinated Debentures-General."

         MANDATORY REDEMPTION. Upon the repayment or redemption, in whole or in part, of any Junior Subordinated Debentures, whether at Stated Maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption will be applied by the Property Trustee to redeem a Like Amount (as defined herein) of the Trust Securities, upon not less than 30 nor more than 60 days notice, at a redemption price (the "Redemption Price") equal to the aggregate Liquidation Amount of such Trust Securities plus accumulated but unpaid Distributions thereon to the date of redemption (the "Redemption Date"). See "Description of the Junior Subordinated Debentures-Redemption or Exchange." If less than all of the Junior Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption will be allocated to the redemption of the Trust Securities pro rata.

         DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES. Subject to the Company having received prior regulatory approval if then required, the Company, as holder of the Common Securities, will have the right at any time to dissolve, wind-up or terminate BBC Capital and, after satisfaction of the liabilities of creditors of BBC Capital as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of Trust Securities in liquidation of BBC Capital. See "-Liquidation Distribution Upon Termination."

         TAX EVENT REDEMPTION, INVESTMENT COMPANY EVENT REDEMPTION OR CAPITAL TREATMENT EVENT REDEMPTION. If a Tax Event, an Investment Company Event or a Capital Treatment Event occurs and is continuing, the Company has the right to redeem the Junior Subordinated Debentures in whole (but not in part) and thereby cause a mandatory redemption of the Trust Securities in whole (but not in part) at the Redemption Price within 180 days following the occurrence of such Tax Event, Investment Company Event or Capital Treatment Event. In the event a Tax Event, an Investment Company Event or a Capital Treatment Event in respect of the Trust Securities has occurred and the Company does not elect to redeem the Junior Subordinated Debentures and thereby cause a mandatory redemption of the Trust Securities or to liquidate BBC Capital and cause the Junior Subordinated Debentures to be distributed to holders of such Trust Securities in liquidation of BBC Capital as described below under "-Liquidation Distribution Upon Termination," such Preferred Securities will remain outstanding and Additional Interest (as defined herein) may be payable on the Junior Subordinated Debentures.

         "Additional Interest" means the additional amounts as may be necessary in order that the amount of Distribu tions then due and payable by BBC Capital on the outstanding Trust Securities will not be reduced as a result of any additional taxes, duties and other governmental charges to which BBC Capital has become subject as a result of a Tax Event.

         "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount equal to that portion of the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture, which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Junior Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of BBC Capital, Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Junior Subordinated Debentures are distributed. Each Junior Subordinated Debenture distributed pursuant to clause
(ii) above will carry with it accumulated interest in an amount equal to the accumulated and unpaid interest then due on such Junior Subordinated Debentures.

         "Liquidation Amount" means the stated amount of $25 per Trust Security.

         There can be no assurance as to the market prices of the Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for Preferred Securities if a dissolution and liquidation of BBC Capital were to occur. The Preferred Securities that an investor may purchase, or the Junior Subordinated Debentures that an investor may receive on dissolution and liquidation of BBC Capital, may trade at a discount to the price that the investor paid to purchase the Preferred Securities.

REDEMPTION PROCEDURES

         Preferred Securities redeemed on each Redemption Date will be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Junior Subordinated Debentures. Redemptions of the Preferred Securities will be made and the Redemption Price will be payable on each Redemption Date only to the extent that BBC Capital has funds on hand available for the payment of such Redemption Price. See "-Subordination of Common Securities."

         If BBC Capital gives a notice of redemption in respect of its Preferred Securities, then, by 12:00 noon, eastern standard time, on the Redemption Date, to the extent funds are available, the Property Trustee will irrevocably deposit with the paying agent for the Preferred Securities funds sufficient to pay the aggregate Redemption Price and will give the paying agent for the Preferred Securities irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption will be payable to the holders of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any additional Distribution, interest or other payment in respect of any such delay) with the same force and effect as if made on such date. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by BBC Capital or by the Company pursuant to the Guarantee, Distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by BBC Capital for such Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price. See "Description of the Guarantee."

         Subject to applicable law (including, without limitation, United States federal securities law) and, further provided, that the Company has not and is not continuing to exercise its right to defer interest payments, the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

         Payment of the Redemption Price on the Preferred Securities and any distribution of Junior Subordinated Debentures to holders of Preferred Securities will be made to the applicable recordholders thereof as they appear on the register for the Preferred Securities on the relevant record date, which date will be the date 15 days prior to the Redemption Date or liquidation date, as applicable.

         If less than all of the Trust Securities are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Trust Securities to be redeemed will be allocated pro rata to the Trust Securities based upon the relative Liquidation Amounts of such classes. The particular Preferred Securities to be redeemed will be selected by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Property Trustee deems fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25 in excess thereof) of the Liquidation Amount of Preferred Securities of a denomination larger than $25. The Property Trustee will promptly notify the registrar for the Preferred Securities in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the

Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities will relate to the portion of the aggregate Liquidation Amount of Preferred Securities which has been or is to be redeemed.

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Trust Securities to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price on the Junior Subordinated Debentures, on and after the Redemption Date interest will cease to accrue on such Junior Subordinated Debentures or portions thereof (and Distributions will cease to accrue on the related Preferred Securities or portions thereof) called for redemption.

SUBORDINATION OF COMMON SECURITIES

         Payment of Distributions on, and the Redemption Price of, the Preferred Securities and Common Securities, as applicable, are or will be made pro rata based on the Liquidation Amount of the Preferred Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date a Debenture Event of Default has occurred and is continuing, no payment of any Distribution on, or Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, will be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the outstanding Preferred Securities then called for redemption, will have been made or provided for, and all funds available to the Property Trustee will first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Preferred Securities then due and payable.

         In the case of any Event of Default resulting from a Debenture Event of Default, the Company as holder of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the Trust Agreement until the effect of all such Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until any such Events of Default under the Trust Agreement with respect to the Preferred Securities has been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Preferred Securities and not on behalf of the Company, as holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

         The Company has the right at any time to dissolve, wind-up or terminate BBC Capital and cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities. Such right is subject, however, to the Company having received prior regulatory approval if then required under applicable capital guidelines or regulatory policies.

         Pursuant to the Trust Agreement, BBC Capital will automatically terminate upon expiration of its term and will terminate earlier on the first to occur of (i) certain events of bankruptcy, dissolution or liquidation of the Company, (ii) the distribution of a Like Amount of the Junior Subordinated Debentures to the holders of its Trust Securities, if the Company, as depositor, has given written direction to the Property Trustee to terminate BBC Capital (which direction is optional and wholly within the discretion of the Company, as depositor), (iii) redemption of all of the Preferred Securities as described under "Description of the Preferred Securities-Redemption or Exchange-Mandatory Redemption," or (iv) the entry of an order for the dissolution of BBC Capital by a court of competent jurisdiction.

         If an early termination occurs as described in clause (i), (ii) or (iv) of the preceding paragraph, BBC Capital will be liquidated by the Trustees as expeditiously as the Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of BBC Capital as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Junior Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of BBC Capital available for distribution to holders, after satisfaction of liabilities to creditors of BBC Capital as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the Liquidation Amount plus accumulated and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because BBC Capital has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by BBC Capital on the Preferred Securities will be paid on a pro rata basis. The Company, as the holder of the Common Securities, will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that, if a Debenture Event of Default has occurred and is continuing, the Preferred Securities will have a priority over the Common Securities. See "-Subordination of Common Securities."

         After the liquidation date fixed for any distribution of Junior Subordinated Debentures for Preferred Securities (i) such Preferred Securities will no longer be deemed to be outstanding, and (ii) any certificates representing Preferred Securities will be deemed to represent the Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Preferred Securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid Distributions on the Preferred Securities until such certificates are presented to the Administrative Trustees and their agent for transfer or reissuance.

         Under current United States federal income tax law and interpretations and assuming, as expected, that BBC Capital is treated as a grantor trust, a distribution of the Junior Subordinated Debentures should not be a taxable event to holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to holders of the Preferred Securities. See "Certain Federal Income Tax Consequences-Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of BBC Capital." If the Company elects neither to redeem the Junior Subordinated Debentures prior to maturity nor to liquidate BBC Capital and distribute the Junior Subordinated Debentures to holders of the Preferred Securities, the Preferred Securities will remain outstanding until the repayment of the Junior Subordinated Debentures. If the Company elects to liquidate BBC Capital and thereby causes the Junior Subordinated Debentures to be distributed to holders of the Preferred Securities in liquidation of BBC Capital, the Company will continue to have the right to shorten the maturity of such Junior Subordinated Debentures, subject to certain conditions. See "Description of the Junior Subordinated Debentures-General."

LIQUIDATION VALUE

         The amount of the Liquidation Distribution payable on the Preferred Securities in the event of any liquidation of BBC Capital is $25 per Preferred Security plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Junior Subordinated Debentures with a like amount of accrued interest, subject to certain exceptions. See "-Liquidation Distribution Upon Termination."

EVENTS OF DEFAULT; NOTICE

         Any one of the following events constitutes an event of default under the Trust Agreement (an "Event of Default") with respect to the Preferred Securities (whatever the reason for such Event of Default and whether voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

                  (i) the occurrence of a Debenture Event of Default (see "Description of the Junior Subordinated Debentures-Debenture Events of Default"); or

                  (ii) default by BBC Capital in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

                  (iii) default by BBC Capital in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

                  (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trustee(s) in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clauses
         (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Trustee(s) by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

                  (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by the Company to appoint a successor Property Trustee within 60 days thereof.

         Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee will transmit notice of such Event of Default to the holders of the Preferred Securities, the Administrative Trustees and the Company, as depositor, unless such Event of Default has been cured or waived. The Company, as depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

         If a Debenture Event of Default has occurred and is continuing, the Preferred Securities will have a preference over the Common Securities upon termination of BBC Capital. See "-Liquidation Distribution Upon Termination." The existence of an Event of Default does not entitle the holders of Preferred Securities to accelerate the maturity thereof.

REMOVAL OF BBC CAPITAL TRUSTEES

         Unless a Debenture Event of Default has occurred and is continuing, any Trustee may be removed at any time by the holder of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed by the holders of a majority in Liquidation Amount of the outstanding Preferred Securities. In no event, however, will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities. No resignation or removal of a Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

         Except as provided below and under "Description of the Guarantee-Amendments and Assignment" and as otherwise required by the Trust Act and the Trust Agreement, the holders of the Preferred Securities have no voting rights.

         The Trust Agreement may be amended from time to time by the Company, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Preferred Securities (i) with respect to acceptance of appointment by a successor trustee, (ii) to cure any ambiguity, correct or supplement any provisions in such Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement (provided such amendment is not inconsistent with the other provisions of the Trust Agreement), or (iii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as is necessary to ensure that BBC Capital will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that BBC Capital will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in the case of clause (ii), such action may not adversely affect in any material respect the interests of any holder of Trust Securities, and any amendments of such Trust Agreement will become effective when notice thereof is given to the holders of Trust Securities. The Trust Agreement may otherwise be amended by the Trustees and the Company with (i) the consent of holders representing not less than a majority in the aggregate Liquidation Amount of the outstanding Trust Securities, and (ii) receipt by the Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Trustees in accordance with such amendment will not affect BBC Capital's status as a grantor trust for United States federal income tax purposes or BBC Capital's exemption from status as an "investment company" under the Investment Company Act. Notwithstanding anything in this paragraph to the contrary, without the consent of each holder of Trust Securities, the Trust Agreement may not be amended to (a) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date, or (b) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

         The Trustees will not, so long as any Junior Subordinated Debentures are held by the Property Trustee, (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or executing any trust or power conferred on the Property Trustee with respect to the Junior Subordinated Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures will be due and payable, or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, where such consent is required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Preferred Securities; provided, however, that where a consent under the Indenture requires the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent will be given by the Property Trustee without the prior consent of each holder of the Preferred Securities. The Trustees may not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee will notify each holder of Preferred Securities of any notice of default with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Trustees must obtain an opinion of counsel experienced in such matters to the effect that BBC Capital will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

         No vote or consent of the holders of Preferred Securities will be required for BBC Capital to redeem and cancel its Preferred Securities in accordance with the Trust Agreement.

REGISTRAR AND TRANSFER AGENT

         The Property Trustee acts as the registrar and the transfer agent for the Preferred Securities. Registration of transfers of Preferred Securities will be effected without charge by or on behalf of BBC Capital, except for the payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. In the event of any redemption, BBC Capital will not be required to (i) issue, register the transfer of, or exchange any Preferred Securities during a period beginning at the opening of business 15 days before the date of mailing of a notice of redemption of any Preferred Securities called for redemption and ending at the close of business on the day of such mailing; or (ii) register the transfer of or exchange any Preferred Securities so selected for redemption, in whole or in part, except the unredeemed portion of any such Preferred Securities being redeemed in part.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

         The Property Trustee, other than upon the occurrence and during the continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under the Trust Agreement to vote, then the Property Trustee will take such action as is directed by the Company and if not so directed, will take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

         The Administrative Trustees are authorized and directed to conduct the affairs of and to operate BBC Capital in such a way that BBC Capital will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Company and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of BBC Capital or the Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes.

         Holders of the Preferred Securities have no preemptive or similar rights.

         The Trust Agreement and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

                DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

         Concurrently with the issuance of the Preferred Securities, BBC Capital invested the proceeds thereof, together with the consideration paid by the Company for the Common Securities, in the Junior Subordinated Debentures issued by the Company. The Junior Subordinated Debentures were issued as unsecured debt under the Indenture, dated as of April 30, 1997 (the "Indenture"), between the Company and Wilmington Trust Company, as trustee (the "Debenture Trustee"). The Indenture is qualified as an indenture under the Trust Indenture Act. The following summary of the material terms and provisions of the Junior Subordinated Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture and to the Trust Indenture Act. Wherever particular defined terms of the Indenture are referred to, but not defined herein, such defined terms are incorporated herein by reference. The Indenture is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

         The Junior Subordinated Debentures are limited in aggregate principal amount to approximately $77,061,875. The Junior Subordinated Debentures bear interest at the annual rate of 9 1/2% of the principal amount thereof, payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year (each, an "Interest Payment Date"), to the Person (as defined in the Indenture) in whose name each Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. The first Interest Payment Date was June 30, 1997. It is anticipated that, until the liquidation, if any, of BBC Capital, the Junior Subordinated Debentures will be held in the name of the Property Trustee in trust for the benefit of the holders of the Preferred Securities. The amount of interest payable for any period is computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on the date such payment was originally due and payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of 9 1/2% thereof, compounded quarterly. The term "interest," as used herein, includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Interest, as applicable.

         The Junior Subordinated Debentures mature on June 30, 2027 (such date, as it may be shortened as hereinafter described, the "Stated Maturity"). Such date may be shortened at any time by the Company to any date not earlier than June 30, 2002, subject to the Company having received prior regulatory approval if then required under applicable capital guidelines or regulatory policies. In the event that the Company elects to shorten the Stated Maturity of the Junior Subordinated Debentures, it will give notice thereof to the Debenture Trustee, BBC Capital and to the holders of the Junior Subordinated Debentures no more than 180 days and no less than 90 days prior to the effectiveness thereof.

         The Junior Subordinated Debentures are unsecured and rank junior and are subordinate in right of payment to all Senior Debt and Subordinated Debt (as such terms are defined in "-Subordination") of the Company. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of a subsidiary, including BankAtlantic, upon any liquidation or reorganization or otherwise of such subsidiary (and thus the ability of holders of the Junior Subordinated Debentures to benefit indirectly from such distribution), is subject to the prior claims of creditors of the subsidiary (including depositors in BankAtlantic), except to the extent that the Company may itself be recognized as a creditor of the subsidiary. The Junior Subordinated Debentures are, therefore, effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including BankAtlantic, and holders of Junior Subordinated Debentures should look only to the assets of the Company for payments on the Junior Subordinated Debentures. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Debt and Subordinated Debt, whether under the Indenture or any existing indenture or other indenture that the Company or any of its subsidiaries may enter into in the future or otherwise. See "-Subordination."

         The Indenture does not contain provisions that afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged transaction or other similar transaction involving the Company that may adversely affect such holders.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

         The Company has the right under the Indenture at any time during the term of the Junior Subordinated Debentures, so long as no Debenture Event of Default has occurred and is continuing, to defer the payment of interest at any time, or from time to time (each, an "Extended Interest Payment Period"). The right to defer the payment of interest on the Junior Subordinated Debentures is limited, however, to a period, in each instance, not exceeding 20 consecutive quarters and no Extended Interest Payment Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. At the end of each Extended Interest Payment Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of 9 1/2%, compounded quarterly, to the extent permitted by applicable law). During an Extended Interest Payment Period, interest will continue to accrue and holders of Junior Subordinated Debentures (or the holders of Preferred Securities if such securities are then outstanding) will be required to accrue and recognize income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences-Interest Income and Original Issue Discount."

         During any such Extended Interest Payment Period, the Company may not
(i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock (other than (a) the reclassification of any class of the Company's capital stock into another class of capital stock, (b) dividends or distributions payable in any class of the Company's common stock, (c) any declaration of a dividend in connection with the implementation of a shareholder rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto and (d) purchases of the Company's common stock related to the rights under any of the Company's benefit plans for its or its subsidiaries' directors, officers or employees),
(ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank PARI PASSU with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks PARI PASSU or junior in interest to the Junior Subordinated Debentures (other than payments under the Guarantee), or (iii) redeem, purchase or acquire less than all of the Junior Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extended Interest Payment Period, the Company may further defer the payment of interest; provided that no Extended Interest Payment Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extended Interest Payment Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extended Interest Payment Period subject to the above requirements. No interest will be due and payable during an Extended Interest Payment Period, except at the end thereof. The Company must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election of such Extended Interest Payment Period at least two Business Days prior to the earlier of (i) the next succeeding date on which Distributions on the Trust Securities would have been payable except for the election to begin such Extended Interest Payment Period, or (ii) the date the Trust is required to give notice of the record date, or the date such Distributions are payable, to The Nasdaq Stock Market's National Market (or other applicable self-regulatory organization) or to holders of the Preferred Securities, but in any event at least one Business Day before such record date. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extended Interest Payment Period.

ADDITIONAL SUMS

         If BBC Capital or the Property Trustee is required to pay any additional taxes, duties or other governmental charges as a result of the occurrence of a Tax Event (as defined below), the Company will pay as additional amounts (referred to for purposes of this section as "Additional Interest") on the Junior Subordinated Debentures such additional amounts as may be required so that the net amounts received and retained by BBC Capital after paying any such additional taxes, duties or other governmental charges will not be less than the amounts BBC Capital would have received had such additional taxes, duties or other governmental charges not been imposed.

REDEMPTION OR EXCHANGE

         The Company will have the right to redeem the Junior Subordinated Debentures prior to maturity (i) on or after June 30, 2002, in whole at any time or in part from time to time, or (ii) at any time in whole (but not in part), within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event, in each case at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. Any such redemption prior to the Stated Maturity will be subject to prior regulatory approval if then required under applicable capital guidelines or regulatory policies.

         "Tax Event" means the receipt by BBC Capital of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that (i) interest payable by the Company on the Junior Subordinated Debentures is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes, (ii) BBC Capital is, or will be within 90 days after the date of such opinion of counsel, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, or (iii) BBC Capital is, or will be within 90 days after the date of such opinion of counsel, subject to more than a DE MINIMIS amount of other taxes, duties, assessments or other governmental charges. The Company must request and receive an opinion with regard to such matters within a reasonable period of time after it becomes aware of the possible occurrence of any of the events described in clauses (i) through (iii) above.

         "Investment Company Event" means the receipt by BBC Capital of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, BBC Capital is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change becomes effective on or after the date of original issuance of the Preferred Securities.

         "Capital Treatment Event" means the reasonable determination by the Company that, as a result of any amendment to, or change (including any proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change pronouncement, action or decision is announced on or after the date of original issuance of the Preferred Securities, there is more than an insubstantial risk that the Company will not be entitled to treat an amount equal to the Liquidation Amount of the Preferred Securities as "Tier 1 Capital" (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), or any capital adequacy guidelines as then in effect and applicable to the Company. There are currently no capital adequacy guidelines applicable to savings bank holding companies such as the Company.

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Junior Subordinated Debentures to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price for the Junior Subordinated Debentures, on and after the redemption date interest ceases to accrue on such Junior Subordinated Debentures or portions thereof called for redemption.

         The Junior Subordinated Debentures are not subject to any sinking fund.

DISTRIBUTION UPON LIQUIDATION

         As described under "Description of the Preferred Securities-Liquidation Distribution Upon Termination," under certain circumstances involving the termination of BBC Capital, the Junior Subordinated Debentures may be distributed to the holders of the Preferred Securities in liquidation of BBC Capital after satisfaction of liabilities to creditors of BBC Capital as provided by applicable law. Any such distribution will be subject to receipt of prior regulatory approval if then required under applicable regulatory policies or guidelines. If the Junior Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of BBC Capital, the Company will use its best efforts to list the Junior Subordinated Debentures on The Nasdaq Stock Market's National Market or such stock exchanges, if any, on which the Preferred Securities are then listed. There can be no assurance as to the market price of any Junior Subordinated Debentures that may be distributed to the holders of Preferred Securities.

RESTRICTIONS ON CERTAIN PAYMENTS

         If at any time (i) there has occurred a Debenture Event of Default,
(ii) the Company is in default with respect to its obligations under the Guarantee, or (iii) the Company has given notice of its election of an Extended Interest Payment Period as provided in the Indenture with respect to the Junior Subordinated Debentures and has not rescinded such notice, or such Extended Interest Payment Period, or any extension thereof, is continuing, the Company will not (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock (other than (a) the reclassification of any class of the Company's capital stock into another class of capital stock, (b) dividends or distributions payable in any class of the Company's common stock, (c) any declaration of a dividend in connection with the implementation of a shareholder rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto and (d) purchases of the Company's common stock related to the rights under any of the Company's benefit plans for its or its subsidiaries' directors, officers or employees),
(2) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Company that rank PARI PASSU with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks PARI PASSU or junior in interest to the Junior Subordinated Debentures (other than payments under the Guarantee), or (3) redeem, purchase or acquire less than all of the Junior Subordinated Debentures or any of the Preferred Securities.

SUBORDINATION

         The Indenture provides that the Junior Subordinated Debentures are subordinated and junior in right of payment to all Senior Debt and Subordinated Debt of the Company. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceedings of the Company, the holders of Senior Debt and Subordinated Debt of the Company will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt and Subordinated Debt of the Company before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or interest on the Junior Subordinated Debentures.

         In the event of the acceleration of the maturity of any Junior Subordinated Debentures, the holders of all Senior Debt and Subordinated Debt of the Company outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of the Junior Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or interest on the Junior Subordinated Debentures.

         No payments on account of principal or interest in respect of the Junior Subordinated Debentures may be made if there has occurred and is continuing a default in any payment with respect to Senior Debt and Subordinated Debt of the Company or an event of default with respect to any Senior Debt and Subordinated Debt of the Company resulting in the acceleration of the maturity thereof, or if any judicial proceeding is pending with respect to any such default.

         As used herein with respect to the Junior Subordinated Debentures, the following terms shall have the following meanings:

         "Debt" means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every capital lease obligation of such Person, and (vi) every obligation of the type referred to in clauses (i) through (v) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

         "Senior Debt" means, with respect to the Company, the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Junior Subordinated Debentures or to other Debt which is PARI PASSU with, or subordinated to, the Junior Subordinated Debentures; provided, however, that Senior Debt will not be deemed to include (i) any Debt of the Company which when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Company, (ii) any Debt of the Company to any of its subsidiaries, (iii) any Debt to any employee of the Company, (iv) any Debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such Debt by the holders of the Junior Subordinated Debentures as a result of the subordination provisions of the Indenture would be greater than they otherwise would have been as a result of any obligation of such holders to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such Debt is subject, and (v) Debt which constitutes Subordinated Debt.

         "Subordinated Debt" means, with respect to the Company, the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other Debt of the Company (other than the Junior Subordinated Debentures).

         The Indenture places no limitation on the amount of additional Senior Debt and Subordinated Debt that may be issued or incurred by the Company. The Company expects from time to time to issue or incur additional indebtedness constituting Senior Debt and Subordinated Debt. As of September 30, 1998, the Company had outstanding no Senior Debt and approximately $172.2 million of Subordinated Debt. Because the Company is a holding company, the Junior Subordinated Debentures are effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including obligations to depositors of BankAtlantic.

REGISTRAR AND TRANSFER AGENT

         The Debenture Trustee acts as the registrar and the transfer agent for the Junior Subordinated Debentures. Junior Subordinated Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed) at the office of the registrar. The Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts; provided that the Company maintains a transfer agent in the place of payment. The Company may at any time designate additional transfer agents with respect to the Junior Subordinated Debentures. In the event of any redemption, neither the Company nor the Debenture Trustee will be required to (i) issue, register the transfer of or exchange Junior Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of Junior Subordinated Debentures and ending at the close of business on the day of mailing of the relevant notice of redemption, or (ii) transfer or exchange any Junior Subordinated Debentures so selected for redemption, except, in the case of any Junior Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

MODIFICATION OF INDENTURE

         The Company and the Debenture Trustee may, from time to time without the consent of the holders of the Junior Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture also contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Debentures, to modify the Indenture; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture affected by such proposed modification, (i) extend the fixed maturity of the Junior Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or (ii) reduce the percentage of principal amount of Junior Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture; provided that so long as any of the Preferred Securities remain outstanding, no such modification may be made that requires the consent of the holders of the Junior Subordinated Debentures, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the Preferred Securities and that if the consent of the holder of each Junior Subordinated Debenture is required, such modification will not be effective until each holder of Trust Securities has consented thereto.

DEBENTURE EVENTS OF DEFAULT

         The Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Debentures that has occurred and is continuing constitutes an event of default (each, a "Debenture Event of Default") with respect to the Junior Subordinated Debentures:

                  (i) failure for 30 days to pay any interest on the Junior Subordinated Debentures, when due (subject to the deferral of any due date in the case of an Extended Interest Payment Period); or

                  (ii) failure to pay any principal on the Junior Subordinated Debentures when due whether at maturity, upon redemption by declaration or otherwise; or

                  (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures; or

                  (iv) certain events in bankruptcy, insolvency or reorganization of the Company.

         The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee, or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures, may declare the principal due and payable immediately upon a Debenture Event of Default. The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the Junior Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee. Should the holders of the Junior Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the Preferred Securities will have such right.

         The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

         If a Debenture Event of Default has occurred and is continuing, the Property Trustee will have the right to declare the principal of and the interest on such Junior Subordinated Debentures, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Junior Subordinated Debentures.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF THE PREFERRED SECURITIES

         If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest on or the principal of the Junior Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, the Company will have a right of set-off under the Indenture to the extent of any payment made by the Company to such holder of Preferred Securities in the Direct Action. The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. If the right to bring a Direct Action is removed, BBC Capital may become subject to the reporting obligations under the Exchange Act.

         The holders of the Preferred Securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the Junior Subordinated Debentures unless there has been an Event of Default under the Trust Agreement. See "Description of the Preferred Securities-Events of Default; Notice."

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

         The Debenture Trustee has and is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

MISCELLANEOUS

         The Company has agreed, pursuant to the Indenture, for so long as Trust Securities remain outstanding, (i) to maintain directly or indirectly 100% ownership of the Common Securities of BBC Capital (provided that certain successors which are permitted pursuant to the Indenture may succeed to the Company's ownership of the Common Securities), (ii) not to voluntarily terminate, wind up or liquidate BBC Capital without prior regulatory approval if then so required under applicable capital guidelines or regulatory policies, and
(a) in connection with a distribution of Junior Subordinated Debentures to the holders of the Preferred Securities in liquidation of BBC Capital, or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause BBC Capital to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

                          DESCRIPTION OF THE GUARANTEE

         The Preferred Securities Guarantee Agreement (the "Guarantee") was executed and delivered by the Company concurrently with the issuance of the Preferred Securities for the benefit of the holders of the Preferred Securities. The Guarantee is qualified as an indenture under the Trust Indenture Act. The Guarantee Trustee acts as indenture trustee under the Guarantee for purposes of complying with the provisions of the Trust Indenture Act. The Guarantee Trustee, Wilmington Trust Company, holds the Guarantee for the benefit of the holders of the Preferred Securities. The following summary of the material terms and provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee and the Trust Indenture Act. Wherever particular defined terms of the Guarantee are referred to, but not defined herein, such defined terms are incorporated herein by reference. The Guarantee is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

         The Guarantee is an irrevocable guarantee on a subordinated basis of BBC Capital's obligations under the Preferred Securities, but applies only to the extent that BBC Capital has funds sufficient to make such payments. The Company, pursuant to the Guarantee, irrevocably agrees to pay in full on a subordinated basis, to the extent set forth therein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that BBC Capital may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of BBC Capital (the "Guarantee Payments"), are subject to the Guarantee: (i) any accrued and unpaid Distributions required to be paid on the Preferred Securities, to the extent that BBC Capital has funds available therefor at such time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption to the extent that BBC Capital has funds available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of BBC Capital (other than in connection with the distribution of Junior Subordinated Debentures to the holders of Preferred Securities or a redemption of all of the Preferred Securities), the lesser of (a) the amount of the Liquidation Distribution, to the extent BBC Capital has funds available therefor at such time, and (b) the amount of assets of BBC Capital remaining available for distribution to holders of Preferred Securities in liquidation of BBC Capital. The obligation of the Company to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Preferred Securities or by causing BBC Capital to pay such amounts to such holders.

         The Guarantee does not apply to any payment of Distributions except to the extent BBC Capital has funds available therefor. If the Company does not make interest payments on the Junior Subordinated Debentures held by BBC Capital, BBC Capital will not pay Distributions on the Preferred Securities and will not have funds legally available therefor.

STATUS OF THE GUARANTEE

         The Guarantee constitutes an unsecured obligation of the Company and ranks subordinate and junior in right of payment to all Senior Debt and Subordinated Debt of the Company in the same manner as the Junior Subordinated Debentures. The Guarantee does not place a limitation on the amount of additional Senior Debt and Subordinated Debt that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt and Subordinated Debt.

         The Guarantee constitutes a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against any other Person). The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by BBC Capital or upon distribution of the Junior Subordinated Debentures to the holders of the Preferred Securities. Because the Company is a holding company, the right of the

Company to participate in any distribution of assets of a subsidiary, including BankAtlantic, upon a liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent the Company may itself be recognized as a creditor of the subsidiary. The Company's obligations under the Guarantee, therefore, are effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including BankAtlantic, and claimants should look only to the assets of the Company for payments thereunder.

EVENTS OF DEFAULT

         An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

         Any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against BBC Capital, the Guarantee Trustee or any other Person.

         The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

         The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of any Preferred Securities, unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

         The Guarantee will terminate and be of no further force and effect upon
(a) full payment of the Redemption Price of the Preferred Securities, (b) full payment of the amounts payable upon liquidation of BBC Capital, or (c) distribution of the Junior Subordinated Debentures to the holders of the Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid under such Preferred Securities or the Guarantee.

EXPENSE AGREEMENT

         The Company, pursuant to the Agreement as to Expenses and Liabilities entered into by it under the Trust Agreement (the "Expense Agreement"), irrevocably and unconditionally guarantees to each person or entity to whom BBC Capital becomes indebted or liable, the full payment of any costs, expenses or liabilities of BBC Capital, other than obligations of BBC Capital to pay to the holders of the Preferred Securities or other similar interests in BBC Capital of the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be. Third party creditors of BBC Capital may proceed directly against the Company under the Expense Agreement, regardless of whether such creditors had notice of the Expense Agreement.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
              THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

         Payments of Distributions and other amounts due on the Preferred Securities (to the extent BBC Capital has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." The Company and BBC Capital believe that, taken together, the obligations of the Company under the Junior Subordinated Debentures, the Indenture, the Trust Agreement, the Expense Agreement, and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of Distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of BBC Capital under the Preferred Securities. If and to the extent that the Company does not make payments on the Junior Subordinated Debentures, BBC Capital will not pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of Distributions when BBC Capital does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of Preferred Securities is to institute a legal proceeding directly against the Company for enforcement of payment of such Distributions to such holder. The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all Senior Debt and Subordinated Debt of the Company.

SUFFICIENCY OF PAYMENTS

         As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because (i) the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Trust Securities, (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Preferred Securities, (iii) the Company will pay for all and any costs, expenses and liabilities of BBC Capital (except the obligations of BBC Capital to holders of the Preferred Securities), and (iv) the Trust Agreement further provides that BBC Capital will not engage in any activity that is not consistent with the limited purposes of BBC Capital.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

         A holder of any Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, BBC Capital or any other Person. A default or event of default under any Senior Debt and Subordinated Debt of the Company would not constitute a default or Event of Default under the Preferred Securities, the Junior Subordinated Debentures or the Guarantee. In the event, however, of payment defaults under, or acceleration of, Senior Debt and Subordinated Debt of the Company, the subordination provisions of the Indenture provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior Debt and Subordinated Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Junior Subordinated Debentures would constitute an Event of Default.

LIMITED PURPOSE OF BBC CAPITAL

         The Preferred Securities evidence preferred undivided beneficial interest in the assets of BBC Capital. BBC Capital exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in Junior Subordinated Debentures. A principal difference between the rights of a holder of a Preferred Security and the rights of a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture is entitled to receive from the Company the principal amount of and interest accrued on Junior Subordinated Debentures held, while a holder of Preferred Securities is entitled to receive Distributions from BBC Capital (or from the Company under the Guarantee) if and to the extent BBC Capital has funds available for the payment of such Distributions.

RIGHTS UPON TERMINATION

         Upon any voluntary or involuntary termination, winding-up or liquidation of BBC Capital involving the liquidation of the Junior Subordinated Debentures, the holders of the Preferred Securities will be entitled to receive, out of assets held by BBC Capital, the Liquidation Distribution in cash. See "Description of the Preferred Securi ties-Liquidation Distribution Upon Termination." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Junior Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Debt and Subordinated Debt of the Company (as set forth in the Indenture), but entitled to receive payment in full of principal and interest before any shareholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of BBC Capital (other than the obligations of BBC Capital to the holders of its Preferred Securities), the positions of a holder of the Preferred Securities and a holder of the Junior Subordinated Debentures relative to other creditors and to shareholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

         The following is a summary of the material United States federal income tax considerations that may be relevant to the purchasers of Preferred Securities. The statements of law or legal conclusions set forth in this summary constitute the opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., counsel to the Company and BBC Capital. The conclusions expressed herein are based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, with possible retroactive effect. Subsequent changes may cause tax consequences to vary substantially from the consequences described below. Furthermore, the authorities on which the following summary is based are subject to various interpretations, and it is therefore possible that the United States federal income tax treatment of the purchase, ownership, and disposition of Preferred Securities may differ from the treatment described below.

         No attempt has been made in the following discussion to comment on all United States federal income tax matters affecting purchasers of Preferred Securities. Moreover, the discussion generally focuses on holders of Preferred Securities who are individual citizens or residents of the United States and hold Preferred Securities as capital assets. The discussion has only limited application to dealers in securities, corporations, estates, trusts or nonresident aliens and does not address all the tax consequences that may be relevant to holders who may be subject to special tax treatment, such as, for example, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. The following summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Preferred Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities. Accordingly, each prospective investor should consult, and should rely exclusively on, such investor's own tax advisors in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of Preferred Securities.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES

         The Company intends to take the position that the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company under current law, and, by acceptance of a Preferred Security, each holder covenants to treat the Junior Subordinated Debentures as indebtedness and the Preferred Securities as evidence of an indirect beneficial ownership interest in the Junior Subordinated Debentures. Counsel for the Company is of the opinion that, under current law, and based upon the representations, facts and assumptions set forth herein, the Junior Subordinated Debentures will be classified as indebtedness for United States federal income tax purposes. No assurance can be given, however, that such position of the Company will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company.

CLASSIFICATION OF BBC CAPITAL

         Under current law and assuming full compliance with the terms of the Trust Agreement and Indenture (and certain other documents described herein), BBC Capital will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Preferred Securities generally will be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures, and each holder will be required to include in its gross income its pro rata share of interest income, including any OID (original issue discount), paid or accrued with respect to its allocable share of the Junior Subordinated Debentures.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

         Under applicable Treasury regulations (the "Regulations"), a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. The Company believes that the likelihood of its exercising its option to defer payments of interest is remote. Based on the foregoing, the Company believes that the Junior Subordinated Debentures will not be considered to be issued with OID at the time of their original issuance and, accordingly, a holder should include in gross income such holder's allocable share of interest on the Junior Subordinated Debentures in accordance with such holder's method of tax accounting.

         Under the Regulations, if the Company exercised its option to defer any payment of interest, the Junior Subordinated Debentures would at that time be treated as issued with OID, and all stated interest (and de minimis OID, if any) on the Junior Subordinated Debentures would thereafter be treated as OID as long as the Junior Subordinated Debentures remained outstanding. In such event, all of the holder's taxable interest income with respect to the Junior Subordinated Debentures would be accounted for as OID on an economic accrual basis regardless of such holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income.

         Consequently, a holder would be required to include in gross income OID even though the Company would not make any actual cash payments during an Extended Interest Payment Period.

         The Regulations have not been addressed in any published rulings or other published interpretations by the Internal Revenue Service, and it is possible that the Internal Revenue Service could take a position contrary to the interpretation herein.

         Because income on the Preferred Securities will constitute interest or OID, corporate holders will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Preferred Securities.

         Subsequent uses of the term "interest" in this summary include income in the form of OID.

MARKET DISCOUNT AND ACQUISITION PREMIUM

         Holders of Preferred Securities other than a holder who purchased the Preferred Securities upon original issuance may be considered to have acquired their undivided interests in the Junior Subordinated Debentures with "market discount" or "acquisition premium" as such phrases are defined for United States federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Preferred Securities. It is important to note that gain on the disposition of a debt obligation acquired subsequent to its original issuance at a market discount generally is treated as ordinary income, not capital gain, to the extent of the "accrued market discount" as defined below. This rule is not applicable if the market discount at the time of acquisition of the debt obligation is de minimis (less than 0.25 percent of the stated redemption price of the Junior Subordinated Debentures multiplied by the number of complete years remaining to maturity). In the case of the Junior Subordinated Debentures, market discount would generally be the excess of (a) the issue price of the Junior Subordinated Debentures plus OID, if any, includable in the income of all prior holders over (b) the current holder's initial bases in the Junior Subordinated Debentures. The accrued market discount would be the amount calculated by multiplying the market discount by a fraction, the numerator of which is the number of days the Junior Subordinated Debentures have been held by the holder and the denominator of which is the number of days after the holder's acquisition of the Junior Subordinated Debentures up to and including the maturity date.

RECEIPT OF JUNIOR SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF BBC
CAPITAL

         Under certain circumstances, as described under "Description of the Preferred Securities-Redemption or Exchange" and "-Liquidation Distribution Upon Termination," the Junior Subordinated Debentures may be distributed to holders of Preferred Securities upon a liquidation of BBC Capital. Under current United States federal income tax law, such a distribution would be treated as a nontaxable event to each such holder and would result in such holder having an aggregate tax basis in the Junior Subordinated Debentures received in the liquidation equal to such holder's aggregate tax basis in the Preferred Securities immediately before the distribution. A holder's holding period in the Junior Subordinated Debentures so received in liquidation of BBC Capital would include the period for which such holder held the Preferred Securities.

         If, however, a Tax Event occurs which results in BBC Capital being treated as an association taxable as a corporation, the distribution would constitute a taxable event to holders of the Preferred Securities. Under certain circumstances described herein, the Junior Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder would recognize gain or loss as if the holder sold such Preferred Securities for cash. See "Description of the Preferred Securities-Redemption or Exchange" and "-Liquidation Distribution Upon Termination."

SALES OF PREFERRED SECURITIES

         A holder that sells Preferred Securities will recognize gain or loss equal to the difference between its adjusted tax basis in the Preferred Securities and the amount realized on the sale of such Preferred Securities. If the Junior Subordinated Debentures are deemed to be issued with OID as a result of the Company's deferral of any interest payment, or otherwise, a holder's tax basis in the Preferred Securities generally will be increased by OID previously includable in such holder's gross income to the date of disposition and decreased by distributions or other payments received by such holder on the Preferred Securities since and including the date of commencement of the first Extended Interest Payment Period. Such gain or loss generally will be a capital gain or loss (except to the extent of any accrued interest with respect to such holder's pro rata share of the Junior Subordinated Debentures required to be included in income and except to the extent of accrued market discount) and generally will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year.

         Should the Company exercise its option to defer any payment of interest on the Junior Subordinated Debentures, the Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. In the event of such a deferral, a holder that disposes of its Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Junior Subordinated Debentures to the date of disposition as OID, but may not receive the cash related thereto. However, such Securityholder will add such amount to its adjusted tax basis in the Preferred Securities. To the extent the selling price is less than the holder's adjusted tax basis in the Preferred Securities, such holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         The amount of interest paid or accrued on the Preferred Securities held of record by individual citizens or residents of the United States, or certain trusts, estates, and partnerships, will be reported to the Internal Revenue Service on Forms 1099, which forms should be mailed to such holders of Preferred Securities by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax (currently at 31%) unless the holder complies with certain identification and other requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability, provided the required information is provided to the Internal Revenue Service.

         THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON THE PARTICULAR SITUATION OF A HOLDER OF PREFERRED SECURITIES. HOLDERS OF PREFERRED SECURITIES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                              ERISA CONSIDERATIONS

         Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code ("Plans"), generally may purchase Preferred Securities, subject to the investing fiduciary's determination that the investment in Preferred Securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the Plan.

         In any case, the Company and/or any of its affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Code) with respect to certain plans (generally, Plans maintained or sponsored by, or contributed to by, any such persons, or Plans with respect to which the Company or an affiliate is a fiduciary or Plans for which the Company or an affiliate provides services). The acquisition and ownership of Preferred Securities by a Plan (or by an individual retirement arrangement or other Plans described in Section 4975(e)(1) of the
Code) with respect to which the Company or any of its affiliates is considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Preferred Securities are acquired pursuant to and in accordance with an applicable exemption.

         Any Plans or other entities whose assets include Plan assets subject to ERISA or Section 4975 of the Code proposing to acquire Preferred Securities should consult with their own counsel.

                                  LEGAL MATTERS

         The validity of the Debentures has been passed upon for the Company by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Miami, Florida 33130, counsel to the Company.

         Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Trust Agreement and the formation of BBC Capital have been passed upon by Richards, Layton & Finger, special Delaware counsel to the Company and BBC Capital. Certain legal matters for the Company and BBC Capital, including the validity of the Guarantee and the Junior Subordinated Debentures, have been passed upon for the Company and BBC Capital by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., counsel to the Company and BBC Capital. Stearns Weaver Miller Weissler, Alhadeff & Sitterson, P.A. has relied on the opinion of Richards, Layton & Finger as to matters of Delaware law. Certain matters relating to United States federal income tax considerations have been passed upon for the Company by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

                                     EXPERTS

         The consolidated financial statements of BankAtlantic Bancorp, Inc. as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated in this Prospectus by reference and made a part hereof:

         (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Commission on March 13, 1998.

         (2) The Company's Current Report on Form 8-K, dated March 13, 1998, filed with the Commission on March 19, 1998.

         (3) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed with the Commission on May 15, 1998.

         (4) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed with the Commission on August 14, 1998.

         (5) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, filed with the Commission on November 16, 1998.

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing thereof. Any statement contained in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

         The Company will provide without charge to any person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, other than certain exhibits to such documents. Written requests should be directed to BankAtlantic Bancorp, Inc., 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304, Attention: Secretary, telephone: 954-760-5000.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The address of that site is http://www.sec.gov.

         The Company and BBC Capital have filed with the Commission a Registration Statement on Form S-3 (together with all amendments thereto, the "Registration Statement"), of which this Prospectus is a part, under the Securities Act with respect to the Preferred Securities and Debentures. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. In addition, certain documents filed by the Company with the Commission have been incorporated in this Prospectus by reference. See "Incorporation of Certain Documents by Reference." For further information with respect to the Company, the Preferred Securities and the Debentures, reference is made to the Registration Statement, including the exhibits thereto and the documents incorporated herein by reference. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference. The Registration Statement may be inspected without charge at the principal office of the Commission in Washington, D.C., and copies of all or part of it may be obtained from the Commission upon payment of the prescribed fees.

         No person has been authorized to give any information or to make any representations in connection with this Prospectus other than those contained in this Prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fee..........................................$     0
Legal Fees and Expenses.......................................$10,000
Accounting Fees and Expenses..................................$ 5,000
Printing and Mailing Expenses.................................$ 5,000
Blue Sky Fees and Expenses....................................$   500
                                                              -------
         TOTAL FEES AND EXPENSES..............................$20,500
                                                              =======


ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 607.0850 of the Florida Business Corporation Act and the Articles of Incorporation and Bylaws of BankAtlantic Bancorp, Inc. (the "Company") provide for indemnification of the Company's directors and officers against claims, liabilities, amounts paid in settlement and expenses in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the "Securities Act"). In addition, the Company carries insurance permitted by the laws of the State of Florida on behalf of Directors, officers, employees or agents which may cover liabilities under the Securities Act.

         Under the Trust Agreement of BBC Capital Trust I ("BBC Capital"), the Company will agree to indemnify each of the Trustees of BBC Capital or any predecessor Trustee for BBC Capital, and to hold each Trustee harmless against, any loss, damage, claim, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the Trust Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under the Trust Agreement.

ITEM 16.          EXHIBITS

         The following exhibits either are filed herewith or incorporated by reference to documents previously filed or will be filed by amendment, as indicated below:

EXHIBITS          DESCRIPTION
--------          -----------
3.1               Amended and Restated Articles of Incorporation of the Company (incorporated by reference to
                  Exhibit 3.1 to the Company's Registration Statement on Form S-3, filed on June 5, 1996
                  (Registration No. 333-05287))

3.2               Bylaws of the Company (incorporated by reference to Exhibit
                  3.2 to the Company's Registration Statement on Form S-4, filed on May 5, 1994 (Registration No. 33-77708))

4.1               Indenture with respect to the Company's 9 1/2% Junior Subordinated Debentures Due 2027
                  (incorporated by reference to Exhibit 4.1 to the Registrants' Registration Statement on Form S-3,
                  filed on March 21, 1997 (Registration No. 333-23771))

4.2               Indenture with respect to the Company's 9% Subordinated Debentures Due 2005 (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-2, filed on
                  August 25, 1995 (Registration No. 33-96184))

4.3               Specimen Junior Subordinated Debenture (included as an exhibit to the Indenture filed as Exhibit
                  4.1)

4.4               Specimen Subordinated Debenture (included as Section 2.3 of the Indenture filed as Exhibit 4.2)

EXHIBITS          DESCRIPTION
--------          -----------
4.5               Certificate of Trust of BBC Capital (incorporated by reference to Exhibit 4.3 to the Registrants' Registration Statement on
                  Form S-3, filed on March 21, 1997 (Registration No.
                  333-23771))

4.6               Trust Agreement of BBC Capital (incorporated by reference to
                  Exhibit 4.4 to the Registrants' Registration Statement on Form
                  S-3, filed on March 21, 1997 (Registration No. 333-23771))

4.7               Amended and Restated Trust Agreement of BBC Capital (incorporated by reference to Exhibit
                  4.5 to the Registrants' Registration Statement on Form S-3, filed on March 21, 1997
                  (Registration No. 333-23771))

4.8               Specimen Certificate for Cumulative Trust Preferred Security of BBC Capital (included as an exhibit to the Amended and Restated Trust Agreement filed as Exhibit 4.7)

4.9               Guarantee Agreement for BBC Capital (incorporated by reference to Exhibit 4.7 to Amendment
                  No. 1 to the Registrants' Registration Statement on Form S-3, filed on April 22, 1997
                  (Registration No. 333-23771))

4.10 Agreement as to Expenses and Liabilities (included as an exhibit to the Amended and Restated Trust Agreement filed as
                  Exhibit 4.7)

5.1               Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. regarding validity of the issuance of the Subordinated Debentures

5.2               Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. regarding validity of the issuance of the Junior Subordinated Debentures

5.3 Opinion of Richards, Layton & Finger, special Delaware counsel, regarding validity of the issuance of the Cumulative
                  Trust Preferred Securities issued by BBC Capital

8.1               Tax Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

12                Statement regarding computation of earnings to fixed charges

23.1              Consent of Stearns Weaver Miller Weissler Alhadeff &
                  Sitterson, P.A. (included in Exhibits 5.1, 5.2 and Exhibit
                  8.1)

23.2              Consent of Richards, Layton & Finger (included in Exhibit 5.3)

23.3              Consent of KPMG L.L.P.

24                Power of Attorney (included with signature pages to this Registration Statement)

25.1              Form T-1: Statement of Eligibility of American Bank National
                  Association (predecessor to First Star Corporate Trust
                  Services) to act as trustee under the Indenture relating to the Subordinated Debentures (incorporated by reference to Exhibit 25 to the Company's Registration Statement on Form
                  S-2, filed on August 25, 1995 (Registration No. 33-96184))

25.2 Form T-1: Statement of Eligibility of Wilmington Trust Company to act as trustee under the Indenture relating to the Junior
                  Subordinated Debentures (incorporated by reference to Exhibit
                  25.1 to the Registrants' Registration Statement on Form S-3, filed on March 21, 1997 (Registration No. 333-23771))


25.3 Form T-1: Statement of Eligibility of Wilmington Trust Company to act as trustee under the Amended and Restated Trust
                  Agreement (incorporated by reference to Exhibit 25.2 to the Registrants' Registration Statement on Form S-3, filed on
                  March 21, 1997 (Registration No. 333- 23771))

25.4 Form T-1: Statement of Eligibility of Wilmington Trust Company to act as trustee under the Guarantee Agreement for BBC
                  Capital (incorporated by reference to Exhibit 25.3 to the Registrants' Registration Statement on Form S-3, filed on
                  March 21, 1997 (Registration No. 333- 23771))

ITEM 17.          UNDERTAKINGS

(1)               Each of the undersigned Registrants hereby undertake:

       (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

       provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

       (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on the 11th day of February, 1999.

                                    BANKATLANTIC BANCORP, INC.

                                    By: /S/ ALAN B. LEVAN
                                        -----------------------------------
                                            Alan B. Levan,
                                            Chairman of the Board of Directors,
                                            Chief Executive Officer
                                            and President

         Pursuant to the requirements of the Securities Act of 1933, BBC Capital Trust I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on the 11th day of February, 1999.

                                    BBC CAPITAL TRUST I

                                    By: /S/ ALAN B. LEVAN
                                        -----------------------------------
                                            Alan B. Levan,
                                            Trustee

                                    By: /S/ FRANK V. GRIECO
                                        -----------------------------------
                                            Frank V. Grieco,
                                            Trustee

                                    By: /S/ JARETT LEVAN
                                        -----------------------------------
                                            Jarett Levan,
                                            Trustee

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan B. Levan and Frank V. Grieco and each of them acting alone, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                        TITLE                                DATE
---------                        -----                                ----
/S/ ALAN B. LEVAN                Chairman of the Board                February 11, 1999
-----------------------------    Chief Executive Officer
Alan B. Levan                    and President


/S/ JOHN E. ABDO                 Vice-Chairman of the                 February 11, 1999
-----------------------------    Board
John E. Abdo


/S/ FRANK V. GRIECO              Senior Executive Vice                February 11, 1999
-----------------------------    President and Principal Financial
Frank V. Grieco                  and Accounting Officer


/S/ BEN A. PLOTKIN               Director                             February 11, 1999
-----------------------------
Ben A. Plotkin


/S/ STEVEN M. COLDREN            Director                             February 11, 1999
-----------------------------
Steven M. Coldren


/S/ MARY E. GINESTRA             Director                             February 11, 1999
-----------------------------
Mary E. Ginestra


/S/ BRUNO DIGIULIAN              Director                             February 11, 1999
-----------------------------
Bruno DiGiulian


/S/ CHARLIE C. WINNINGHAM, II    Director                             February 11, 1999
-----------------------------
Charlie C. Winningham, II

                                INDEX TO EXHIBITS

EXHIBIT  DESCRIPTION                                                                                               NUMBERED PAGE
--------------------                                                                                               -------------
 5.1     Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. regarding validity of the issuance of the Subordinated Debentures

 5.2     Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. regarding validity of the issuance of the Junior Subordinated Debentures

 5.3 Opinion of Richards, Layton and Finger, special Delaware counsel, regarding validity of the issuance of the Cumulative Trust Preferred
         Securities issued by BBC Capital

 8.1     Tax Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

 12      Statement regarding computation of earnings to fixed charges

23.3     Consent of KPMG L.L.P.

                                      II-6